U.S. Offer to Purchase for Cash

All of the Outstanding Series V Shares and American Depositary Shares

of

Grupo Iusacell, S.A. de C.V.

at the U.S. Dollar Equivalent of

Mexican Pesos 0.1142436 Per Series V Share

and

Mexican Pesos 11.42436 Per American Depositary Share

(each ADS representing one hundred Series V Shares)

by

Fintech Mobile Inc.

a wholly-owned subsidiary

of

Fintech Advisory Inc.

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME (4:00 P.M., MEXICO CITY TIME) ON THURSDAY,
AUGUST 21, 2003 UNLESS THE U.S. OFFER IS EXTENDED.

       Fintech Mobile Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Fintech Advisory Inc., a Delaware corporation (“Fintech”), is offering in the United States (the “U.S. Offer”) to purchase for cash all of the outstanding Series V Shares (the “Series V Shares”) and American Depositary Shares (“ADSs”, and collectively with the Series V Shares, the “Securities”), of Grupo Iusacell, S.A. de C.V., a sociedad anónima de capital variable organized and existing under the laws of the United Mexican States (“Iusacell”). Each ADS represents one hundred Series V Shares. Simultaneously with the U.S. Offer, Purchaser is offering in Mexico (the “Mexican Offer”, and collectively with the U.S. Offer, the “Offers”) to purchase for cash all of the outstanding Series A Shares (“Series A Shares”) and Series V Shares of Iusacell for Ps. 0.1142436 for each Series A Share and Series V Share on substantially the same terms as the Series V Shares and ADSs in the U.S. Offer.

      In the U.S. Offer, Purchaser is offering to purchase (1) all of the outstanding ADSs and (2) all of the outstanding Series V Shares held by persons who are not Mexican residents. In the Mexican Offer, Purchaser is offering to purchase all of the outstanding Series V Shares and all of the outstanding Series A Shares. All holders of ADSs may tender their ADSs only in the U.S. Offer unless they first convert their ADSs into Series V Shares. All holders, other than those who are Mexican residents, may tender their Series V Shares in either the U.S. Offer or the Mexican Offer. Mexican resident holders may tender Series V Shares only in the Mexican Offer.

      Purchaser, Fintech and Citibank, N.A., as escrow agent (“Escrow Agent”), have entered into an Escrow Agreement, dated as of July 23, 2003 (the “Escrow Agreement”). Pursuant to the Escrow Agreement, Purchaser has transferred to the Escrow Agent US$20,000,000, which amount represents the approximate United States dollar equivalent of the sum of all of the outstanding Series A Shares, Series V Shares and ADSs multiplied by the respective purchase price in the Offers denominated in Mexican pesos. The United States dollar equivalent of such Mexican peso amount was calculated as the average of the exchange rates reported on each of the five consecutive business days ending two business days prior to July 24, 2003 by Reuters Group PLC and Bloomberg LP on their FXBENCH page as the closing rate for the exchange of Mexican pesos and U.S. dollars.

      Notwithstanding any provision of the U.S. Offer, we will not accept Securities for payment, or pay for any Securities that have been tendered pursuant to the U.S. Offer, if any of the following shall have occurred and shall be continuing as of the Expiration Date (collectively, the “Offer Conditions”): (i) any governmental entity (either in Mexico or the United States) shall have enacted, issued, promulgated or enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which prevents or prohibits the consummation of either the Mexican Offer or the U.S. Offer; (ii) the approval of the U.S. Federal Communications Commission (“FCC”) for the transfer of the section 214 authorization held by Iusatel USA, Inc., a subsidiary of Iusacell (the “Section 214 Authorization”), shall not have been obtained; or (iii) the number of Securities and Series A Shares validly tendered into the Offers (and not withdrawn) shall not equal at least 70% of the outstanding Securities and Series A Shares on a fully diluted basis (the “Minimum Tender Condition”) (unless we waive this condition).

      If on any date the U.S. Offer is scheduled to expire the Offer Conditions have not been satisfied, we will extend the U.S. Offer in increments of five business days until all of the Offer Conditions have been satisfied (or waived with respect to the Minimum Tender Condition), unless we believe that such conditions are incapable of being satisfied or waived. We are not obligated, and do not intend, to extend the U.S. Offer beyond December 11, 2003.

      NO DEALER OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE U.S. OFFER, OTHER THAN THOSE CONTAINED IN THIS U.S. OFFER TO PURCHASE (INCLUDING THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE). IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PURCHASER OR FINTECH.

      THE U.S. OFFER DOES NOT CONSTITUTE AN OFFER TO BUY OR A SOLICITATION OF AN OFFER TO SELL ANY OF THE SECURITIES OF IUSACELL TO ANY PERSON IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

      THE U.S. OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, COMMONLY KNOWN AS THE “SEC,” OR ANY SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES OR THE COMISION NACIONAL BANCARIA Y DE VALORES OF MEXICO, COMMONLY KNOWN AS THE “CNBV”, OR THE SECURITIES REGULATORY AUTHORITIES OF ANY OTHER JURISDICTION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION, THE CNBV, OR THE SECURITIES REGULATORY AUTHORITIES OF ANY OTHER JURISDICTION PASSED UPON THE FAIRNESS OR MERITS OF THE U.S. OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

      For assistance in connection with the U.S. Offer, please contact MacKenzie Partners, Inc. (the “Information Agent”) or Citibank, N.A. (the “U.S. Receiving Agent”) at their respective addresses and telephone numbers set forth on the back cover of this U.S. Offer to Purchase. Additional copies of this U.S. Offer to Purchase, the ADS Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent, or brokers, dealers, commercial banks or trust companies acting as your nominees.

The date of the U.S. Offer is July 24, 2003.

IMPORTANT INFORMATION

      Tenders by Holders of Series V Shares. If you hold Series V Shares and you desire to tender all or any portion of your Series V Shares in the U.S. Offer, you must do so by book-entry transfer as described in this U.S. Offer to Purchase. If you hold Series V Shares in certificated form you should promptly contact a broker, dealer, bank, trust company, financial institution or other nominee who is a participant in the book-entry transfer system of S.D. Indeval, S.A. de C.V., Institución para el Depósito de Valores, commonly known as “Indeval,” a privately-owned central securities depositary that acts as clearing house, depositary, custodian, settlement, transfer and registration institution for the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A. de C.V.), and arrange for the holding by such nominee of the Series V Shares on your behalf in book-entry form. In order for a book-entry transfer to constitute a valid tender of your Series V Shares in the U.S. Offer, the Series V Shares must be tendered by your nominee who is an Indeval participant into the Indeval account of Casa de Bolsa Santander Serfin, S.A. de C.V., Grupo Financiero Santander Serfin (“Santander Serfin”) for the account of the U.S. Receiving Agent, and Santander Serfin must receive a properly completed and duly executed letter from the Indeval participant who tendered your Series V Shares into its account accepting the U.S. Offer (an “Acceptance Letter”) prior to the date and time on which the U.S. Offer actually expires (the “Expiration Date”). For more information see “THE U.S. OFFER — Procedure for Tendering in the U.S. Offer — Holders of Series V Shares.”

      Tenders by Holders of ADSs. If you hold ADSs and you desire to tender all or any portion of the ADSs, you should either (a) complete and sign the ADS Letter of Transmittal or a copy thereof in accordance with the instructions contained in the ADS Letter of Transmittal and mail or deliver the ADS Letter of Transmittal, with original signatures, together with the American Depositary Receipts (the “ADRs”) evidencing tendered ADSs and all other required documents to the U.S. Receiving Agent or tender such ADSs pursuant to the procedure for book-entry transfer set forth under the caption “The U.S. Offer — Procedure for Tendering in the U.S. Offer — Holders of ADSs,” or (b) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you have ADSs registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact such person if you desire to tender such ADSs. If you desire to tender ADSs, the ADRs evidencing such ADSs are not immediately available and you cannot deliver such ADRs and all other required documents to the U.S. Receiving Agent by the expiration of the U.S. Offer or you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender such ADSs pursuant to the guaranteed delivery procedure set forth under the caption “THE U.S. OFFER — Procedure for Tendering in the U.S. Offer — Holders of ADSs.”

      Settlement of U.S. Offer Price. The purchase price for the Series V Shares and ADSs accepted for payment pursuant to the U.S. Offer will be paid in U.S. dollars equivalent to the applicable Mexican peso price as determined in the Mexican offer documents based on the U.S. dollar to Mexican peso exchange rate calculated by us using the average of the exchange rates reported on each of the five consecutive U.S. business days ending two U.S. business days prior to the Expiration Date by Reuters Group PLC and Bloomberg LP on their FXBENCH page as the New York closing rate for the exchange of Mexican pesos and U.S. dollars (as so calculated, the “Applicable Exchange Rate”). We will announce the Applicable Exchange Rate by a press release not later than 9:00 a.m., New York City time, on the next U.S. business day after the Applicable Exchange Rate is determined. You will bear exchange rate risks and costs if you wish to convert the currency received into another currency. If you hold Series V Shares and wish to receive Mexican pesos for your Series V Shares instead of U.S. dollars, you should tender your Series V Shares in the Mexican Offer and indicate your election to receive the purchase price in Mexican pesos. See Annex II to this U.S. Offer to Purchase for a description of the procedures for participating in the Mexican Offer.

      The term “U.S. business day” as used in this U.S. Offer to Purchase means any day other than Saturday, Sunday or a U.S. federal holiday consisting of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

      The term “business day” means any day other than Saturday, Sunday or a U.S. federal holiday and that is not a legal holiday in Mexico, consisting of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

i

FOREIGN CURRENCY

      In this document, references to “United States dollars,” “U.S. dollars,” “US$,” “$” or “dollars” are to U.S. currency and references to “Mexican pesos,” “pesos” or “Ps.” are to Mexican currency. Solely for the convenience of the reader, certain peso amounts have been translated into dollars at specified rates. These translations should not be construed as representations that the Mexican peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated or at any other rate. On July 23, 2003, the last trading day prior to the date of the U.S. Offer, the exchange rate between Mexican pesos and U.S. dollars reported by Reuters Group PLC and Bloomberg LP on their FXBENCH page as the New York closing rate for the exchange of Mexican pesos and U.S. dollars was Ps. 10.55965 to US$1.00.

FORWARD LOOKING STATEMENTS

      Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “believes,” “plans,” “anticipates,” “estimates,” “expects” or similar expressions. In addition, any statements we may provide concerning future financial performance, ongoing business strategies or prospects, and possible future actions, including with respect to our strategy following completion of the Offers, our plans with respect to the acquisition of Iusacell and the probable impact of that acquisition, if successful, on us, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about Iusacell, economic and market factors and the industry in which Iusacell does business, among other things. These statements are not guarantees of future performance and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors.

ii

TABLE OF CONTENTS

IMPORTANT INFORMATION	i

FOREIGN CURRENCY	ii

FORWARD LOOKING STATEMENTS	ii

TABLE OF CONTENTS	iii

SUMMARY TERM SHEET	1

Terms of the U.S. Offer; Expiration Date	10

Certain Conditions to the U.S. Offer	11

Acceptance For Payment	11

Procedure for Tendering in the U.S. Offer — Holders of Series V Shares	12

Procedure for Tendering in the U.S. Offer — Holders of ADSs	13

Withdrawal Rights	15

Representations and Warranties of Tendering Security Holders	16

Extension of Tender Period and Amendments	17

SOURCES OF FUNDS	17

OUR PLANS FOR IUSACELL	18

EFFECTS OF THE OFFERS ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION	18

CERTAIN TAX CONSIDERATIONS	20

INFORMATION AGENT, U.S. RECEIVING AGENT AND OTHER EXPENSES	24

CERTAIN LEGAL MATTERS; REGULATORY APPROVALS	25

INFORMATION REGARDING IUSACELL	26

INFORMATION REGARDING PURCHASER AND FINTECH	28

BACKGROUND OF THE OFFERS; PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS	29

MISCELLANEOUS	38

ANNEX I — INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF FINTECH AND PURCHASER	40

ANNEX II — PROCEDURES FOR TENDERING INTO THE MEXICAN OFFER	41

iii

SUMMARY TERM SHEET

      In the U.S. Offer, we are offering to purchase all of the outstanding ADSs at the dollar equivalent of Ps. 11.42436 per ADS and all the outstanding Series V Shares of Iusacell held by persons who are not Mexican residents at the U.S. dollar equivalent of Ps. 0.1142436 per Series V Share, in each case in cash, less any withholding taxes and without interest thereon.

      The following are some of the questions you, as a holder of ADSs or a non-Mexican resident holder of Series V Shares, may have and answers to those questions. We urge you to carefully read the remainder of this U.S. Offer to Purchase and the accompanying ADS Letter of Transmittal because information in this summary is not complete and additional important information is contained in the remainder of this U.S. Offer to Purchase and the ADS Letter of Transmittal.

•	Who is offering to buy my Securities?

      Our name is Fintech Mobile Inc. We are a Delaware corporation and a wholly-owned subsidiary of Fintech. We have no business or operations, and our sole purpose is to make the Offers. Purchaser’s address is 375 Park Avenue, New York, New York 10152 and its telephone number at such office is: +212-593-4500.

      Fintech is a Delaware corporation. Fintech is an investment management company that is an investment adviser to, and as a result has investment discretion over, a fund that invests in debt securities of sovereign and private entities primarily in emerging markets. The fund over which Fintech has investment discretion and control owns approximately $35 million of the debt securities of Iusacell and its subsidiaries. Neither Fintech nor Purchaser owns any of the Securities. Fintech’s address is 375 Park Avenue, New York, New York 10152 and its telephone number at such office is: +212-593-4500.

•	What are the classes and amounts of securities sought in the Offers?

      The capital stock of Iusacell is divided into two classes of shares of common voting stock: Series A Shares and Series V Shares. Both Series A Shares and Series V Shares are registered in Mexico. Iusacell also has American Depositary Shares, or ADSs, which are publicly traded and listed on the New York Stock Exchange. Each ADS represents 100 Series V Shares. Both Series V Shares and ADSs are registered in the United States.

      In the U.S. Offer, we are offering to purchase all of the outstanding ADSs and all of the outstanding Series V Shares held by persons who are not Mexican residents. Simultaneously with the commencement of the U.S. Offer, in Mexico, Purchaser is offering to purchase all of the outstanding Series A Shares and Series V Shares of Iusacell. The U.S. Offer and the Mexican Offer will close simultaneously on the same day. Mexican residents may tender their Series V Shares only in the Mexican Offer. For more information, please see “THE U.S. OFFER — Terms of the U.S. Offer; Expiration Date.”

•	How much is Purchaser offering to pay for my Securities and what is the form of payment?

      In the U.S. Offer we are offering to pay each Iusacell security holder the U.S. dollar equivalent of Ps. 0.1142436 per Series V Share and Ps. 11.42436 per ADS, in each case in cash, less any withholding taxes and without interest thereon.

      The purchase price for the Series V Shares and ADSs accepted for payment pursuant to the U.S. Offer will be paid in U.S. dollars equivalent to the applicable Mexican peso price based on the U.S. dollar to Mexican peso exchange rate calculated using the average of the exchange rates reported on each of the five consecutive U.S. business days ending two U.S. business days prior to the Expiration Date by Reuters Group PLC and Bloomberg LP on their FXBENCH page as the New York closing rate for the exchange of Mexican pesos and U.S. dollars. The purchase price in the Offers will be appropriately adjusted to reflect any reclassification, recapitalization, share split or combination, exchange or readjustment occurring after the date of this U.S. Offer to Purchase with respect to any of the Series A Shares, Series V Shares, ADSs or any share or other dividend thereon.

•	Do I have to pay brokerage fees if I choose to tender my Securities?

      If you are the record owner of ADSs subject to the U.S. Offer and you tender your ADSs in the U.S. Offer, you will not have to pay brokerage fees or similar expenses. If you own your Series V Shares or ADSs through a broker or other nominee, and your broker tenders your Series V Shares or ADSs on your behalf, your broker or nominee may charge you a fee for doing so. If you are the record owner of Series V Shares, you must tender by book-entry delivery through an Indeval participant. You should consult your broker or nominee to determine whether any charges will apply. For more information, see “THE U.S. OFFER — Terms of the U.S. Offer; Expiration Date.”

•	How will payment be made for the Securities I tender?

      The purchase price for the Series V Shares and ADSs accepted for payment pursuant to the U.S. Offer will be the U.S. dollar equivalent of Ps. 0.1142436 per Series V Share and Ps. 11.42436 per ADS, based on the applicable Mexican peso price, calculated as the average of the exchange rates requested on each of the five consecutive business days ending two business days prior to the Expiration Date by Reuters Group PLC and Bloomberg LP on their FXBENCH page as of the closing rate for the exchange of Mexican pesos and U.S. dollars. The purchase price for the Series A Shares and the Series V Shares tendered in the Mexican Offer will be paid, at the election of the tendering holder, in Mexican pesos or in U.S. dollars equivalent to the Mexican peso price based on the exchange rate described above. However, individuals tendering Series A Shares and Series V Shares into the Mexican Offer will be entitled to elect to receive the purchase price in U.S. dollars only if they have an account in or outside Mexico into which they can receive payment in U.S. dollars and the information regarding such account has been provided to the Mexican Receiving Agent for their Series A Shares and the Series V Shares. We will announce the exchange rate by a press release not later than 9:00 a.m., New York City time, on the next U.S. business day after the exchange rate is determined. If the Mexican Offer is amended to increase or decrease the price offered for the Series A Shares and Series V Shares, we will make a corresponding amendment to increase or decrease the price offered for the Series V Shares and ADSs in the U.S. Offer.

      For purposes of the U.S. Offer, we will be deemed to have accepted for payment tendered Series V Shares and ADSs when and if we give written notice to the U.S. Receiving Agent of our acceptance of the tenders of such Securities. Upon the terms and subject to the conditions of the U.S. Offer and applicable law and regulation, we will accept for payment, and will pay for, all Series V Shares and ADSs validly tendered prior to the Expiration Date (and not properly withdrawn) promptly after the Expiration Date. All of the Offer Conditions will have been satisfied or waived prior to the expiration of the offer, except that if on the Expiration Date regulatory approvals necessary to consummate the offer have not been obtained, then, at such time, we expressly reserve the right to delay acceptance for payment of, or payment for, Series V Shares and ADSs. Any such delays will be effected in compliance with the Section 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which obligates a bidder to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer.

      Payment for Series V Shares and ADSs accepted for payment pursuant to the U.S. Offer will be made from the cash deposited by us with the Escrow Agent which is made available to the U.S. Receiving Agent, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In the event that funds deposited with the Escrow Agent are not sufficient to pay the offer price for the Securities accepted for tender, including due to any fluctuation in the Applicable Exchange Rate, Purchaser will transfer to the U.S. Receiving Agent the necessary funds to cover such shortfall. Payment for ADSs tendered by book-entry transfer will be made by crediting the account of the nominee holding the ADSs on your behalf with The Depository Trust Company, commonly known as DTC. In all cases, payment for Securities accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the U.S. Receiving Agent of all the documents required to effect a tender, duly signed and executed by you or your nominee. For more information regarding acceptance of tendered Securities for payment, see “THE U.S. OFFER — Acceptance for Payment.”

•	Does Purchaser have the financial resources to make payment?

      Purchaser has deposited US$20,000,000 into escrow with Citibank, N.A., as security for payment of the tendered Securities and Series A Shares. This amount is intended to finance the entire purchase price for all of the Series A Shares, Series V Shares and ADSs in the Offers.

      The US$20,000,000 deposit represents the approximate United States dollar equivalent of the sum of (i) Ps. 0.1142436 per Series A Share multiplied by 961,292,484 Series A Shares (being the number of outstanding Series A Shares as stated in Iusacell’s Form 20-F for the year ended December 31, 2002 and filed with the SEC on June 25, 2003) and (ii) Ps. 0.1142436 per Series V Share multiplied by 900,732,310 Series V Shares (being the number of outstanding Series V Shares, including Series V Shares represented by ADSs, as stated in Iusacell’s Schedule 14D-9 filed with the SEC on July 14, 2003). The United States dollar equivalent of such Mexican peso amount was calculated as the average of the exchange rates reported on each of the five consecutive business days ending two business days prior to July 24, 2003 by Reuters Group PLC and Bloomberg LP on their FXBENCH page as the closing rate for the exchange of Mexican pesos and U.S. dollars.

      While Purchaser and Fintech believe that the US$20,000,000 escrow amount is sufficient to purchase all of the outstanding Series A Shares, Series V Shares and ADSs in the Offers, it is possible that the exchange rates between Mexican pesos and U.S. dollars may fluctuate such that the escrow amount may not be sufficient to purchase all of such securities. In such event, Fintech and Purchaser have sufficient cash or cash equivalents to fund any such shortfall.

•	Is the financial condition of Purchaser relevant to my decision to tender in the U.S. Offer?

      As described in the preceding paragraph, the form of payment consists solely of cash and the Offers are not conditioned on our obtaining financing. We deposited US$20,000,000 with the escrow agent (which amount represents the approximate aggregate purchase price for all of the Series A Shares, Series V Shares and ADSs) and we have sufficient cash or cash equivalents to fund any shortfall, if any, and, therefore, we do not believe our financial condition is relevant to your decision whether to tender in the U.S. Offer.

•	Do you currently own any amount of Iusacell’s securities?

      Neither Purchaser nor Fintech owns any amount of Iusacell’s equity securities. A fund over which Fintech has investment discretion and control owns approximately $35 million of Iusacell debt securities.

•	Why is there a separate Mexican Offer?

      Iusacell is a Mexican corporation whose Series A Shares and Series V Shares are registered in Mexico and whose Series V Shares and ADSs are registered in the United States. The Series V Shares trade in Mexico and the ADSs trade in the United States. This transaction to purchase Iusacell’s securities is subject to Mexico’s General Rules Applicable to Disclosable Stock Acquisitions and Public Tender Offers. These rules provide that any person or group that, directly or indirectly, seeks to acquire control of more than 50% of the voting shares of a company whose securities are registered with the National Securities Registry (the “RNV”) of the Comisión Nacional Bancaria y de Valores (the “CNBV”), as is the case with Iusacell, must make a tender offer for all of the shares of such company in compliance with prescribed Mexican tender offer procedures. Iusacell also has securities registered in the U.S. and, therefore, such a tender offer also must comply with certain U.S. requirements. Accordingly, under these circumstances we are required to make separate offers, one in the United States and one in Mexico.

      The terms and conditions of the Offers are the same in all material respects. We do not believe there are any material advantages or disadvantages to tendering Series V Shares in the Mexican Offer compared to tendering in the U.S. Offer.

•	What is the purpose of the Offers?

      The purpose of the U.S. Offer and the Mexican Offer is to enable us to acquire control of, and the entire equity interest in, Iusacell.

      Iusacell is highly leveraged and has insufficient cash flow from operations and cash on hand to meet its debt obligations. Following the consummation of the Offers, Purchaser and Fintech expect to engage in discussions and negotiations in connection with a possible restructuring of the obligations of Iusacell and/or its subsidiaries with other creditors of Iusacell and its subsidiaries. In addition to reducing Iusacell’s overall debt burden, Purchaser and Fintech will encourage creditors to capitalize Iusacell by converting a substantial portion of their debt into equity. As Fintech is a substantial holder of indebtedness of Iusacell and its subsidiaries, we believe that we are in a unique position to negotiate a restructuring of Iusacell.

      Except as may be required in connection with a restructuring, we are not presently contemplating to sell any significant asset of Iusacell or merge Iusacell with or into any other company. At this time, we do not contemplate making any capital contribution to Iusacell, but as mentioned above, we would work with and encourage other creditors, as part of a general restructuring, to effect a substantial conversion of Iusacell’s debt securities into equity. We intend to work with existing management of Iusacell, and do not contemplate any material layoffs or termination of employment arrangements.

      While we believe that we may be able to negotiate a favorable restructuring plan with Iusacell’s other creditors so that Iusacell may continue its operations, there is no certainty that such restructuring plan will be implemented, that our discussions with Iusacell’s other creditors will be successful or, even if successful, that Iusacell will be profitable in the near or long term. See “FINANCIAL POSITION OF IUSACELL” and “OUR PLANS FOR IUSACELL.”

•	Who can participate in the U.S. Offer?

      Holders of ADSs may tender their ADSs in the U.S. Offer only. Holders of Series V Shares who are not Mexican residents may tender their Series V Shares into either the U.S. Offer or the Mexican Offer. Mexican residents may tender their Series V Shares into the Mexican Offer only. For more information, see “THE U.S. OFFER — Terms of the U.S. Offer; Expiration Date.”

•	Who can participate in the Mexican Offer?

      All holders may tender their Series A Shares and the Series V Shares in the Mexican Offer. Holders of Series V Shares who are Mexican residents, and holders of Series A Shares, regardless of whether or not they are Mexican residents, may tender their Series A Shares and Series V Shares in the Mexican Offer only. Holders of Series A Shares cannot tender their Series A Shares in the U.S. Offer. Holders of Series V Shares who are not Mexican residents may tender their Series V Shares into either the Mexican Offer or the U.S. Offer, but cannot tender their Series V Shares into both the U.S. Offer and the Mexican Offer.

      If you hold Series V Shares and you wish to participate in the Mexican Offer rather than in the U.S. Offer, you should follow the instructions regarding the procedures for tendering your Series V Shares into the Mexican Offer as set forth in the Mexican Offer, a description of which is enclosed as Annex II to this U.S. Offer to Purchase. For more information, see “THE U.S. OFFER — Terms of the U.S. Offer; Expiration Date.”

•	What happens if I hold ADSs and I want to participate in the Mexican Offer?

      Holders of ADSs cannot tender ADSs directly in the Mexican Offer. If you hold ADSs and you wish to participate in the Mexican Offer, you should contact The Bank of New York, the depositary for the ADSs, at 101 Barclay Street, New York, New York, 10286, telephone number 212-815-2783, in order to convert your ADSs into Series V Shares, which may be tendered directly in the Mexican Offer. You will have to pay a fee of up to $0.05 for each ADS converted. For more information, please see “THE U.S. OFFER — Terms of the U.S. Offer; Expiration Date.”

•	I hold certificates representing Iusacell’s ADSs. How do I participate in the U.S. Offer?

      If you hold ADRs and wish to tender them in the U.S. Offer, you should complete and sign the ADS Letter of Transmittal and send it, together with your ADRs, the certificates that represent your ADSs, and any other required documents, to the U.S. Receiving Agent at one of the addresses set forth on the back cover of this U.S. Offer to Purchase before the Expiration Date. The ADS Letter of Transmittal is enclosed with this U.S. Offer to Purchase and is also available from the Information Agent at its address and telephone number set forth on the back cover of this U.S. Offer to Purchase. Do NOT send your ADRs to Purchaser, Fintech, Iusacell or the Information Agent. For more information about the procedure for tendering ADSs in the U.S. Offer, see “THE U.S. OFFER — Procedure for Tendering in the U.S. Offer — Holders of ADSs.”

•	I hold Iusacell’s ADSs in book-entry form. How do I participate in the U.S. offer?

      If you hold ADSs in book-entry form, instruct your broker or custodian to arrange, before the Expiration Date, for the book-entry transfer of your ADSs into the U.S. Receiving Agent’s account at DTC and to deliver an agent’s message to the U.S. Receiving Agent via DTC’s confirmation system confirming that you have received and agree to be bound by the terms of the U.S. Offer. For more information about the procedures for tendering ADSs in the U.S. Offer, see “THE U.S. OFFER — Procedure for Tendering in the U.S. Offer — Holders of ADSs.”

•	What happens if I am not able to provide the U.S. Receiving Agent with all the documents required for the tender of ADSs?

      If you cannot provide the U.S. Receiving Agent with all required documents prior to the Expiration Date, you may obtain additional time to do so by submitting, prior to such Expiration Date, a Notice of Guaranteed Delivery to the U.S. Receiving Agent, which must be guaranteed by an eligible guarantor institution, guaranteeing that all required documents for a valid tender of your ADSs will be received by the U.S. Receiving Agent within three New York Stock Exchange, or NYSE, trading days after the U.S. Receiving Agent has received your Notice of Guaranteed Delivery. For more information about the procedures for tendering ADSs in the U.S. Offer, see “The U.S. Offer — Procedure for tendering in the U.S. Offer — Holders of ADSs.”

•	I am a U.S. person and I hold Series V Shares of Iusacell. How do I participate in the U.S. Offer?

      If you are a U.S. person and either a record holder or beneficial owner of Series V Shares, and you wish to tender your Series V Shares in the U.S. Offer, you must do so by book-entry transfer. You will not be able to tender in the U.S. Offer any Series V Shares in certificated form. If you hold Series V Shares in certificated form and you wish to participate in the U.S. Offer, you need to promptly contact a broker, dealer, bank, trust company, financial institution or nominee who is a participant in the book-entry transfer system of Indeval and arrange to have such a nominee hold the Series V Shares on your behalf in book-entry form.

      In order for a book-entry transfer to constitute a valid tender of your Series V Shares in the U.S. Offer, the Series V Shares must be tendered by your nominee who is an Indeval participant into the Indeval account of Santander Serfin for the account of the U.S. Receiving Agent, and Santander Serfin must receive a properly completed and duly executed Acceptance Letter from the Indeval participant who tendered your Series V Shares into its account prior to the Expiration Date.

      For more information about the procedure for tendering Series V Shares in the U.S. Offer, see “The U.S. Offer — Procedure for Tendering in the U.S. Offer — Holders of Series V Shares.”

•	How long do I have to decide whether to tender in the U.S. Offer?

      The U.S. Offer will expire at 5:00 p.m., New York City time (4:00 p.m., Mexico City time) on Thursday, August 21, 2003, and you may tender your Series V Shares and ADSs which are subject to the U.S. Offer until such Expiration Date, unless the U.S. Offer is extended, in which case you will have until the new Expiration Date to tender your Securities. Please be aware that if your Series V Shares and ADSs are held by a broker, bank or other custodian, they may require advance notification before the Expiration Date. For more information, see “THE U.S. OFFER — Terms of the U.S. Offer; Expiration Date.”

•	Can the U.S. Offer be extended and under what circumstances?

      We may extend the U.S. Offer when we are required to do so by applicable laws and regulations.

      In addition, we will extend the U.S. Offer if on the scheduled Expiration Date, any of the conditions to the U.S. Offer have not been satisfied (or waived with respect to the Minimum Tender Condition), unless we believe that such conditions are not capable of being satisfied or waived. Such extensions will be in increments of five business days until all of the Offer Conditions have been satisfied (or waived with respect to the Minimum Tender Condition). We are not obligated, and do not intend, to extend the U.S. Offer beyond December 11, 2003.

•	How will I be notified if the U.S. Offer is extended?

      If we extend the U.S. Offer, we will announce such extension by giving written notice to the U.S. Receiving Agent and the Information Agent followed as promptly as practicable by a public announcement thereof. During any extension, all Securities previously tendered in the U.S. Offer and not withdrawn will continue to be deemed tendered in the U.S. Offer, subject to the rights of a tendering holder to withdraw its Securities in accordance with the terms of this U.S. Offer to Purchase. Any notice regarding the extension of the Mexican Offer will be given in accordance with Mexican regulations. For more information regarding an extension of the U.S. Offer, see “THE U.S. OFFER — Extension of Tender Period and Amendments.” We reserve the right to withdraw the Offers at any time before the Expiration Date if any person acquires a majority of the Securities and the Series A Shares.

•	What are the conditions to the U.S. Offer?

      We will not accept Series V Shares and ADSs for payment, or pay for any Series V Shares or ADSs that have been tendered pursuant to the U.S. Offer, if any of the following shall have occurred and shall be continuing as of the Expiration Date (as it may be extended):

•	any governmental entity (either in Mexico or the United States) shall have enacted, issued, promulgated or enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which prevents or prohibits the consummation of either the Mexican Offer or the U.S. Offer;

•	the approval of the FCC for the transfer of the Section 214 Authorization shall not have been obtained; or

•	the number of Securities and Series A Shares validly tendered into the Offers (and not withdrawn) shall not equal at least 70% of the outstanding Securities and Series A Shares on a fully diluted basis, unless we waive this condition.

•	What are the conditions to the Mexican Offer?

      The Mexican Offer is subject to substantially the same conditions as the U.S. Offer.

•	How do I withdraw previously tendered Series V Shares and ADSs?

      To withdraw Series V Shares and ADSs previously tendered, you or your nominee must deliver a written notice of withdrawal, or a facsimile of one, in either case with an original signature, with the required information to the U.S. Receiving Agent, or instruct your broker or other nominee to deliver such notice of withdrawal to the U.S. Receiving Agent, while you still have the right to withdraw such securities. For more information regarding withdrawal rights and procedures, see “THE U.S. OFFER — Withdrawal Rights.”

•	Until what time can I withdraw previously tendered Series V Shares and ADSs?

      Tenders of Series V Shares and ADSs made pursuant to the U.S. Offer are irrevocable, except that Series V Shares and ADSs tendered pursuant to the U.S. Offer may be withdrawn at any time prior to the Expiration Date and, unless they previously have been accepted for payment pursuant to the U.S. Offer, may be withdrawn at any time after September 22, 2003.

      Upon the terms and subject to the conditions of the U.S. Offer and applicable law and regulation, we will accept for payment, and will pay for, all Series V Shares and ADSs validly tendered prior to the Expiration Date (and not properly withdrawn) promptly after the Expiration Date. All of the Offer Conditions will have been satisfied or waived prior to the expiration of the offer, except that if on the Expiration Date regulatory approvals necessary to consummate the U.S. Offer have not been obtained, then, at such time, we expressly reserve the right to delay acceptance for payment of, or payment for, Series V Shares and ADSs until such regulatory approvals have been obtained. Any such delays will be effected in compliance with the Section 14e-1(c) under the Exchange Act, which obligates a bidder to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer.

•	Do the holders of ADSs, Series A Shares or Series V Shares have appraisal rights in connection with the Offers?

      Holders of ADSs, Series A Shares or Series V Shares do not have appraisal rights in connection with the U.S. Offer or the Mexican Offer.

•	Will Iusacell continue as a public company?

      Assuming that all of Iusacell’s Series A Shares, Series V Shares and ADSs are not acquired by us in the Offers, we presently anticipate Iusacell will continue as a public company and will maintain its listing on the New York Stock Exchange and Mexican Stock Exchange following our consummation of the Offers. However, after the completion of the Offers, the Series A Shares, Series V Shares and/or ADSs may no longer satisfy the requirements for listing on the New York Stock Exchange or the Mexican Stock Exchange, as applicable. See “EFFECTS OF THE OFFERS ON THE MARKET FOR THE SHARES; Exchange Act Registration.”

•	If I decide not to tender and you complete the Offers, how will the U.S. Offer affect my Securities?

      Even though we anticipate that Iusacell will continue as a public company listed on the New York Stock Exchange and Mexican Stock Exchange following the consummation of the Offers, it is possible that, due to decreases in trading volume and the number of ADS holders following the purchase of ADSs pursuant to the U.S. Offer, the ADSs will no longer meet the continued listing requirements of the New York Stock Exchange. If the ADSs fail to meet the continued listing requirements, the NYSE may choose, at its discretion, to delist the ADSs and the ADSs will no longer be a publicly traded security. Similarly, it is possible that, due to decreases in trading volume and the number of holders of Series A Shares and Series V Shares following the purchase of Series A Shares and Series V Shares pursuant to the U.S. Offer and the Mexican Offer, Iusacell will no longer meet the continued listing requirements of the Mexican Stock Exchange. If Iusacell fails to meet the continued listing requirements, the Mexican Stock Exchange may choose, at its discretion, to suspend the quotation of the Series A Shares and Series V Shares to the extent then quoted. See “EFFECTS OF THE OFFERS ON THE MARKET FOR THE SHARES; Exchange Act Registration.”

•	Has any other person offered to acquire the Securities? If so, how do the Offers differ from those offers?

      On June 30, 2003, Movil Access S.A. de C.V. and Biper S.A. de C.V., each a sociedad anónima de capital variable organized and existing under the laws of Mexico controlled by Ricardo Salinas Pliego, commenced simultaneous tender offers for the Securities and the Series A Shares in the United States and Mexico. The consideration offered for the Securities and Series A Shares pursuant to those offers is approximately one half of the consideration offered pursuant to the Offers. The Offers do not differ from the pending offers by Movil Access and Biper in any other material respect. As of this date, the controlling shareholders of Iusacell have tendered their Securities and Series A Shares into the Movil Access and Biper offers. If the controlling shareholders do not withdraw their Securities and Series A Shares from those offers, the conditions to our Offers will not be satisfied. See “BACKGROUND OF THE OFFERS; PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.”

•	What does the board of directors of Iusacell think of the offers commenced by Movil Access and Biper?

      On July 14, 2003, prior to the commencement of our Offers, Iusacell filed with the SEC a recommendation/ solicitation statement on Schedule 14D-9 which stated that the board of directors of Iusacell was unable to evaluate the value of the Securities and Series A Shares and Iusacell and therefore was unable to determine whether the price offered by Movil Access and Biper in their offers was fair.

      On July 21, 2003, Iusacell filed amendments to its recommendation/ solicitation statement on Schedule 14D-9 with the SEC in which it disclosed that it had received a letter from Fintech in which Fintech indicated its intention to commence the Offers. Iusacell also disclosed that it had been informed by its principal shareholders that they had received a letter from UBS Securities LLC withdrawing the invitation UBS had previously made to such shareholders and that they had also received a letter from Fintech inviting them to evaluate Fintech’s proposal and refrain from tendering their Securities and Series A Shares into the offers of Movil Access and Biper, but that such shareholders had rejected Fintech’s offer. In the amendments, Iusacell also disclosed that such shareholders had received another letter from Fintech in which Fintech expressed its disappointment with the decision of such shareholders and invited such shareholders to continue to evaluate the Offers. See “BACKGROUND OF THE OFFERS; PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.”

•	What does the board of directors of Iusacell think of the Offers?

      On July 17, 2003, we sent to the board of directors and the audit committee of Iusacell a letter outlining the financial terms of the Offers and urging Iusacell to reassess its decision to remain neutral with respect to the tender offers commenced by Movil Access and Biper.

      Iusacell is required under the Exchange Act to file a solicitation/ recommendation statement on Schedule 14D-9 within ten business days of the filing of this U.S. Offer to Purchase on Schedule TO with the SEC pursuant to which the board of directors of Iusacell will state its recommendation to the Iusacell shareholders whether to accept or reject the U.S. Offer (or that it expresses no opinion and is remaining neutral toward the U.S. Offer or that it is unable to take a position with respect to the U.S. Offer), and the reasons for that position. Iusacell has not, as of the date of this U.S. Offer to Purchase, taken a position with respect to the U.S. Offer or the Mexican Offer. Unless Movil Access and Biper extend their offers, the board of directors of Iusacell will not be required to issue a recommendation with respect to our Offers prior to the termination of the offers commenced by Movil Access and Biper.

      Iusacell is not a party to any agreement or arrangement with us with respect to the Offers, or the purchase of the ADSs, Series A Shares or the Series V Shares (except as it relates to the provision of certain security listing positions to facilitate delivery of the U.S. Offer documentation to shareholders).

      For more information, see “BACKGROUND OF THE OFFERS; PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.”

•	Have any Iusacell shareholders agreed to tender their Securities and Series A Shares in the Offers?

      We have not entered into any agreements with shareholders of Iusacell, including regarding the tender of their Securities and Series A Shares in the Offers. Certain Iusacell shareholders holding 73.9% of the Securities and Series A Shares in the aggregate have agreed to tender their Securities and Series A Shares into the offers commenced by Movil Access and Biper pursuant to an agreement with Movil Access and Biper. Pursuant to its terms, that agreement may be terminated, and the shareholders who are parties to that agreement may withdraw their Securities and Series A Shares and tender these Securities and Series A Shares into another offer, if that offer is superior to the Movil Access and Biper offers according to certain requirements described in that agreement. Fintech and Purchaser will undertake to perform all of the obligations of Movil Access and Biper with respect to such shareholders under that agreement, to the extent applicable, as if Fintech and Purchaser were parties to such agreement. Such performance by Fintech and Purchaser will be subject to compliance with the terms of the agreement by such shareholders. We believe that the Offers are superior to the Movil Access and Biper offers and, therefore, that the Iusacell shareholders who entered into the agreement with Movil Access and Biper are permitted to terminate that agreement in accordance with its terms without any penalty and tender their Securities and Series A Shares into the Offers. To date, these controlling shareholders of Iusacell have chosen not to withdraw their Securities and Series A Shares from the Movil Access and Biper offers, and have rejected the opportunity to tender in our Offers. See “BACKGROUND OF THE OFFERS; PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.”

•	If I already tendered into the Movil Access and Biper offers, how do I withdraw my Securities from the Movil Access and Biper offers?

      You may withdraw any Securities tendered into the Movil Access and Biper offers by following the procedures described in “THE U.S. OFFER — Withdrawal Rights” in the Offer to Purchase filed as Exhibit (a)(1) to the Schedule TO filed by Movil Access and Biper with the SEC on June 30, 2003.

•	What are the tax consequences of tendering my Securities in the U.S. Offer?

      The sale of Securities for cash pursuant to the U.S. Offer will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a U.S. Holder (as defined under the caption “CERTAIN TAX CONSIDERATIONS”) who sells Securities pursuant to the U.S. Offer will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the Securities sold pursuant to the U.S. Offer. Gain or loss will be determined separately for each block of Securities (i.e., Securities acquired at the same cost in a single transaction) tendered pursuant to the U.S. Offer.

      For a discussion of Mexican tax consequences and further discussion of U.S. tax consequences to U.S. security holders tendering their Securities in the U.S. Offer, see “CERTAIN TAX CONSIDERATIONS.”

      Because individual circumstances may differ, holders of Securities are urged to consult their own tax advisors to determine the applicability of the rules discussed above and the specific tax consequences of the U.S. Offer to them, including the application and effect of the alternative minimum tax, and any state, local and foreign tax laws and of changes in such laws.

•	What is the market value of my Series A Shares, Series V Shares and ADSs as of a recent date?

      On July 16, 2003, the last trading day before we announced our intention to commence the U.S. Offer, the closing price of ADSs reported on the NYSE was US$3.73, or Ps. 38.66, per ADS, using the exchange rate of Ps. 10.36375 per

US$1.00, the average of the exchange rates reported by Reuters Group PLC and Bloomberg LP on their FXBENCH Page as the New York closing rate on July 16, 2003.

      On July 23, 2003, the last trading day before we commenced the U.S. Offer, the closing price of ADSs reported on the NYSE was US$4.92, or Ps. 51.95, per ADS, using the exchange rate of Ps. 10.55965 per US$1.00, the average of the exchange rates reported by Reuters Group PLC and Bloomberg LP on their FXBENCH Page as the New York closing rate on July 23, 2003.

      On July 23, 2003, the last trading day before we commenced the U.S. Offer, the closing price of the Series V Shares reported on the Mexican Stock Exchange was Ps. 0.53 per Series V Share.

      You should obtain a recent quotation for Series V Shares and ADSs in deciding whether to tender your Series V Shares and/or ADSs in the U.S. Offer. See “INFORMATION REGARDING IUSACELL — Price Range of Securities.”

•	Who can I talk to if I have questions about the U.S. Offer?

      If you have any questions about the procedure for tendering Series V Shares into the U.S. Offer, please contact the Information Agent at its address and telephone number as it appears on the back cover of this U.S. Offer to Purchase.

      If you have any questions about the procedure for tendering ADSs into the U.S. Offer, please contact the Information Agent or the U.S. Receiving Agent at their respective addresses and telephone numbers as they appear on the back cover of this U.S. Offer to Purchase.

      THIS U.S. OFFER TO PURCHASE AND THE RELATED ADS LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE U.S. OFFER.

FINANCIAL POSITION OF IUSACELL

      According to Iusacell’s Annual Report on Form 20-F for the year ended December 31, 2002 filed by Iusacell with the SEC on June 25, 2003, Iusacell is in default in its obligations under US$350 million of notes due in 2006 (the “2006 Notes”) which will enable the holders of such notes to accelerate Iusacell’s payment obligations after the expiration of the applicable grace periods. The fund over which Fintech has investment discretion and control is such a holder. Iusacell does not anticipate making its past due interest payments under the 2006 Notes. The right of such holders to accelerate Iusacell’s repayment obligations under the 2006 Notes will cause an event of default under the terms of the Amended and Restated Credit Agreement (“Opco Credit Agreement”), dated as of July 25, 1997, as amended and restated as of March 29, 2001, among Grupo Iusacell Celular, S.A. de C.V. (“Opco”), the lenders party thereto, and JP Morgan Chase Bank, as Administrative Agent and Collateral Agent, as amended by First Amendment and Waiver dated as of December 7, 2001 and the Second Amendment and Waiver dated as of April 28, 2003, as amended on April 28, 2003 and June 10, 2003, and the lenders of the Opco Credit Agreement could declare the indebtedness due thereunder immediately due and payable. If the lenders under the Opco Credit Agreement decide to accelerate the indebtedness, this will result in an event of default under the US$150 million of senior notes due in 2004 issued pursuant to the Indenture dated as of July 25, 1997 (“Opco Indenture”), among Opco, certain subsidiaries of Opco and First Union National Bank (now Wachovia Bank National Association), as trustee, which will permit the holders of such notes to accelerate Opco’s repayment obligations under the Opco Indenture. The fund over which Fintech has investment discretion and control is such a holder. In one or more of such events, cross defaults to other agreements and obligations of Iusacell and its subsidiaries could also be triggered. In addition, certain of Iusacell’s and Opco’s debt instruments contain “change of control” provisions, which would be triggered as a result of our consummation of the Offers, thereby giving such lenders the right to accelerate the debt and demand immediate payment of such debt or requiring that Iusacell or Opco, as the case may be, make an offer to repurchase such debt. In its Report of Independent Accountants dated June 13, 2003, PricewaterhouseCoopers, S.C. stated that Iusacell is highly leveraged and has suffered recurring losses from operations that raise substantial doubt as to its ability to continue as a going concern. If Iusacell is unable to service its indebtedness, Iusacell faces a substantial risk of Mexican reorganization-related proceedings and the suspension or termination of all or a portion of its business under its concessions. Iusacell is not aware of any regulated company of its size that has successfully completed a restructuring under the new Mexican reorganization law since it was passed in May 2000.

      While it is our intention to meet with Iusacell’s other existing creditors in order to negotiate a favorable restructuring plan so that Iusacell may continue its operations, there is no certainty that such restructuring plan will be implemented, that our discussions with Iusacell’s other creditors will be successful or that even if such negotiations are successful, that Iusacell will be profitable in the near or long term. In connection with such restructuring, the assets, liabilities, business operations and capital and operating structure of Iusacell could be substantially changed and Iusacell could engage in mergers, sales of material assets or similar transactions and there can be no assurance that such changes or actions would not have an adverse impact on Iusacell or its then existing shareholders.

      Accordingly, unless a favorable restructuring plan is negotiated with Iusacell’s creditors, it is uncertain whether Iusacell will be able to continue operating as a going concern. Holders of Series A Shares, Series V Shares and ADSs should consider the financial position of Iusacell in determining whether to tender their Securities in the U.S. Offer.

THE U.S. OFFER

Terms of the U.S. Offer; Expiration Date

      Subject to the terms and conditions, including the Offer Conditions, set forth in this U.S. Offer to Purchase and, as applicable, the ADS Letter of Transmittal (which together constitute the U.S. Offer), in the U.S. Offer we are offering to purchase all of the outstanding ADSs at a price of Ps. 11.42436 per ADS and all of the outstanding Series V Shares held by persons who are not Mexican residents at a price of Ps. 0.1142436 per Series V Share, in each case in cash, less any withholding taxes and without interest thereon. The purchase price in the Offers will be appropriately adjusted to reflect any reclassification, recapitalization, share split or combination, exchange or readjustment occurring after the date of this U.S. Offer to Purchase with respect to any of the Series A Shares, Series V Shares, ADSs or any share or other dividend thereon.

      The purchase price for the Securities accepted for payment pursuant to the U.S. Offer will be paid in U.S. dollars equivalent to the applicable Mexican peso price in the U.S. Offer, based on the Applicable Exchange Rate. We will announce the Applicable Exchange Rate by a press release not later than 9:00 a.m., New York City time, on the next U.S. business day after the Applicable Exchange Rate is determined.

      The Mexican Offer is open to all holders, including U.S. holders, of Series A Shares and Series V Shares. If a U.S. holder would like to tender its Series V Shares in the Mexican Offer instead of the U.S. Offer it may do so. Holders of ADSs also may contact The Bank of New York, as depositary for the ADSs, to convert their ADSs into Series V Shares and tender such Series V Shares in the Mexican Offer. Holders of Series V Shares will have to pay a fee of up to $0.05 for each ADS converted. The purchase price for the Series V Shares tendered in the Mexican Offer will be paid, at the election of the tendering holder, in Mexican pesos or in U.S. dollars equivalent to the Mexican peso price based on the Applicable Exchange Rate. However, individuals tendering Series V Shares into the Mexican Offer will be entitled to elect to receive the purchase price in U.S. dollars only if they have an account in or outside Mexico into which it can receive payment in U.S. dollars and the information regarding such account has been provided to the Mexican Receiving Agent for their Series V Shares. If a holder of Series V Shares chooses to tender into the Mexican Offer and elects to receive payment in Mexican pesos, such holder will bear the risk of any fluctuation in the exchange rate after the consummation of the Offers if such holder then wishes to convert such Mexican pesos into U.S. dollars or any other currency. If the Mexican Offer is amended to increase or decrease the price offered for the Series V Shares, we will make a corresponding amendment to increase or decrease the price offered for the Securities in the U.S. Offer.

      Purchaser, Fintech and Citibank, N.A., as Escrow Agent, have entered into the Escrow Agreement pursuant to which Purchaser has transferred to the Escrow Agent US$20,000,000 to fund the purchase price of all of the Series A Shares, Series V Shares and ADSs.

      The US$20,000,000 deposit represents the approximate United States dollar equivalent of the sum of (i) Ps. 0.1142436 per Series A Share multiplied by 961,292,484 Series A Shares (being the number of all of the outstanding Series A Shares as stated in Iusacell’s Form 20-F for the year ended December 31, 2002 and filed with the SEC on June 25, 2003) and (ii) Ps. 0.1142436 per Series V Share multiplied by 900,732,310 Series V Shares (being the number of outstanding Series V Shares, including Series V Shares represented by ADSs, as stated in Iusacell’s Schedule 14D-9 filed with the SEC on July 14, 2003). The approximate United States dollar equivalent of such Mexican peso amount was calculated as the average of the exchange rates reported on each of the five consecutive business days ending two business days prior to July 24, 2003 by Reuters Group PLC and Bloomberg LP on their FXBENCH page as the closing rate for the exchange of Mexican pesos and U.S. dollars.

      We will accept for payment and pay for all the Securities that are validly tendered prior to the Expiration Date and not withdrawn as provided below under the caption “Withdrawal Rights.” The U.S. Offer will expire at 5:00 p.m., New York City time (4:00 p.m., Mexico City time) on Thursday, August 21, 2003, unless extended by us. For more information regarding an extension of the U.S. Offer, see “THE U.S. OFFER — Extension of Tender Period and Amendments.”

      The U.S. Offer is subject to certain conditions, which are described below under the caption “THE U.S. OFFER — Certain Conditions to the U.S. Offer.” The conditions to the Mexican Offer are substantially the same as those of the U.S. Offer. If the conditions to the U.S. Offer are not satisfied on the date the U.S. Offer is scheduled to expire, we may be required to extend the U.S. Offer or even revoke and terminate our Offers.

      If, on any date the Offers are scheduled to expire, the Offer Conditions have not been satisfied (or waived with respect to the Minimum Tender Condition), Purchaser will extend the Offers in increments of five business days until all the Offer Conditions have been satisfied (or waived with respect to the Minimum Tender Condition). We are not obligated, and do not intend, to extend the U.S. Offer beyond December 11, 2003. We reserve the right to withdraw the Offers at any time before the Expiration Date if any person acquires a majority of the Securities and Series A Shares.

      Purchaser has requested that Iusacell furnish security position listings in respect of the Series V Shares and ADSs for the purpose of disseminating this U.S. Offer to Purchase, the ADS Letter of Transmittal and other relevant materials to the holders of such securities.

Certain Conditions to the U.S. Offer

      We will not accept Securities for payment, or pay for any Securities that have been tendered pursuant to the U.S. Offer, if any of the following shall have occurred and shall be continuing as of the Expiration Date: (i) any governmental entity (either in Mexico or the United States) shall have enacted, issued, promulgated or enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which prevents or prohibits the consummation of either the Mexican Offer or the U.S. Offer; (ii) the approval of the FCC for the transfer of the Section 214 Authorization shall not have been obtained; or (iii) the number of Securities and Series A Shares validly tendered into the Offers (and not withdrawn) shall not equal at least 70% of the outstanding Securities and Series A Shares on a fully diluted basis (unless we waive this condition).

Acceptance for Payment

      Upon the terms and subject to the conditions of the U.S. Offer and applicable law and regulation, we will accept for payment, and will pay for, all Series V Shares and ADSs validly tendered prior to the Expiration Date (and not properly withdrawn) promptly after the Expiration Date. All of the Offer Conditions will have been satisfied or waived prior to the expiration of the offer, except that if on the Expiration Date regulatory approvals necessary to consummate the offer have not been obtained, then, at such time, we expressly reserve the right to delay acceptance for payment of, or payment for, Series V Shares and ADSs. Any such delays will be effected in compliance with the Section 14e-1(c) under the Exchange Act, which obligates a bidder to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer.

      For purposes of the U.S. Offer, we will be deemed to have accepted for payment tendered Securities when and if we give written notice to the U.S. Receiving Agent of our acceptance of the tenders of such Securities. Payment for Series V Shares and ADSs tendered and accepted for payment pursuant to the U.S. Offer will be made by deposit of the purchase price with the U.S. Receiving Agent, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In the event that funds deposited with the Escrow Agent are not sufficient to pay the offer price for the Securities accepted for tender, including due to any fluctuation in the Applicable Exchange Rate, Purchaser will transfer to the U.S. Receiving Agent the necessary funds to cover such shortfall. Payment for ADSs tendered by book-entry transfer will be made by crediting the account of the nominee holding the ADSs on your behalf with DTC. In all cases, payment for Securities accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the U.S. Receiving Agent, of:

•	in the case of Series V Shares, book-entry transfer of the Series V Shares to the Indeval account of Santander Serfin for the account of the U.S. Receiving Agent together with a properly completed and duly executed Acceptance Letter from the Indeval participant holding the Series V Shares on behalf of the tendering security holder;

•	in the case of ADSs tendered in certificated form, ADRs evidencing ADSs together with a properly completed and duly executed ADS Letter of Transmittal and all other required documents, as described below under the section captioned “THE U.S. OFFER — Procedure for Tendering in the U.S. Offer — Holders of ADSs;” and

•	in the case of ADSs tendered by book-entry transfer, book-entry transfer of the ADSs to the DTC account of the U.S. Receiving Agent together with a properly completed and duly executed ADS Letter of Transmittal (or facsimile thereof), in either case with an original signature, or an Agent’s Message (as defined below) instead of the ADS Letter of Transmittal, and all other required documents, as described below under the section captioned “THE U.S. OFFER — Procedure for Tendering in the U.S. Offer — Holders of ADSs.”

      Accordingly, payment may be made to tendering security holders at different times if delivery of the Securities and other required documents occur at different times. Under no circumstances will interest be paid by us on the purchase price for Securities pursuant to the U.S. Offer regardless of any delay in making such payments.

      If we increase the purchase price to be paid for Securities and Series A Shares pursuant to the Mexican Offer, we will pay such increased consideration for Securities purchased pursuant to the U.S. Offer.

      The purchase price for the Securities accepted for payment pursuant to the U.S. Offer will be the U.S. dollar equivalent of the applicable Mexican peso price of the U.S. Offer, based on the Applicable Exchange Rate. The purchase price for the Series V Shares and Series A Shares tendered in the Mexican Offer will be paid, at the holder’s election, in Mexican pesos or in U.S. dollars equivalent to the applicable Mexican peso price, based on the Applicable Exchange Rate. However, individuals tendering Series V Shares and Series A Shares into the Mexican Offer will be entitled to elect to receive the purchase price in U.S. dollars only if they have an account in or outside Mexico into which they can receive payment in U.S. dollars and the information regarding such account has been provided to the Mexican Receiving Agent for their Series V Shares and Series A Shares. If you choose to tender into the Mexican Offer and elect to receive payment in Mexican pesos you will bear the risk of any fluctuation in the exchange rate after the consummation of the Offers if you later wish to convert such Mexican pesos into U.S. dollars or any other currency. Security holders should be aware that they will bear additional exchange rate risks should the U.S. Offer be extended.

      If any tendered Securities are not purchased pursuant to the U.S. Offer for any reason, or if certificates are submitted for more Securities than are tendered, certificates for such unpurchased or untendered Securities will be returned (or, in the case of Securities tendered by book-entry transfer, such Securities will be credited to DTC or Indeval account of the tendering party, as the case may be), without expense to the tendering security holder, as promptly as practicable following the expiration or termination of the U.S. Offer.

Procedure for Tendering in the U.S. Offer — Holders of Series V Shares

      When you tender your Series V Shares in accordance with the procedures described in this section and we accept your Series V Shares for payment, this will constitute a binding agreement between you and us, subject to the terms and conditions of the U.S. Offer. If you are not a Mexican resident and you are either a record holder or beneficial owner of Series V Shares and you wish to tender your Series V Shares in the U.S. Offer, you must do so by book-entry transfer as described below. You will not be able to tender in the U.S. Offer any Series V Shares in certificated form. If you hold Series V Shares in certificated form you should promptly contact any broker, dealer, bank, trust company, financial institution or other nominee who is a participant in the book-entry transfer system of Indeval and arrange for such a nominee to hold the Series V Shares on your behalf in book-entry form.

      Any broker, dealer, bank, trust company or other nominee acting on your behalf that is a participant in Indeval may make delivery of Series V Shares by causing Indeval to transfer such Series V Shares into the Indeval account of Santander Serfin for the account of the U.S. Receiving Agent in accordance with the procedures of Indeval. In order to effect a tender of the Series V Shares you beneficially own, you should promptly contact your nominee and instruct it to tender such Series V Shares. If you hold your Series V Shares through a broker, dealer, bank, trust company or other nominee who is not an Indeval participant, such nominee, on your behalf, should promptly contact an Indeval participant and make arrangements for the tender of the Series V Shares into the Indeval account of Santander Serfin on or prior to the Expiration Date.

      In order for a book-entry transfer to constitute a valid tender of your Series V Shares in the U.S. Offer, the Series V Shares must be tendered by your nominee who is an Indeval participant into the Indeval account of Santander Serfin for the account of the U.S. Receiving Agent and Santander Serfin must receive a properly completed and duly executed Acceptance Letter from the Indeval participant who tendered your Shares into its account prior to the Expiration Date of the U.S. Offer.

      Matters concerning validity, eligibility and acceptance. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Series V Shares will be determined by us, in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any or all tenders of Series V Shares determined by us not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Series V Shares. Neither we, the U.S. Receiving Agent, the Mexican Receiving Agent, the Information Agent nor any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

      If you are in any doubt about the procedure for tendering Series V Shares into the U.S. Offer, please contact the Information Agent at its address and telephone number as it appears on the back cover of this U.S. Offer to Purchase.

      ANY HOLDER OF SERIES V SHARES WHO IS NOT A MEXICAN RESIDENT MAY, AT ITS OPTION, TENDER ITS SERIES V SHARES INTO EITHER THE MEXICAN OFFER OR THE U.S. OFFER. SERIES V SHARES THAT ARE TENDERED (I) IN THE U.S. OFFER WILL BE PAID FOR IN U.S. DOLLARS AND (II) IN THE MEXICAN OFFER WILL BE PAID FOR IN U.S. DOLLARS OR MEXICAN PESOS, AT THE ELECTION OF THE HOLDER, PROVIDED THAT AN INDIVIDUAL HOLDER IS ENTITLED TO MAKE SUCH ELECTION ONLY IF IT HAS AN ACCOUNT IN OR OUTSIDE MEXICO INTO WHICH A PAYMENT IN U.S. DOLLARS CAN BE MADE AND THE INFORMATION REGARDING SUCH ACCOUNT HAS BEEN PROVIDED TO THE MEXICAN RECEIVING AGENT. ANY HOLDER OF SERIES V SHARES WHO DESIRES TO ACCEPT THE MEXICAN OFFER SHOULD READ CAREFULLY THE MEXICAN OFFER PROSPECTUS (FOLLETO INFORMATIVO) AND SHOULD FOLLOW THE PROCEDURES FOR TENDERING SERIES V SHARES INTO THE MEXICAN OFFER, A DESCRIPTION OF WHICH IS ATTACHED AS ANNEX II TO THIS U.S. OFFER TO PURCHASE.

Procedure for Tendering in the U.S. Offer — Holders of ADSs

      To tender ADSs pursuant to the U.S. Offer:

•	if you hold ADSs in certificated form, a properly completed and duly executed ADS Letter of Transmittal (or a copy thereof with original signatures) together with the ADRs for the ADSs to be tendered and all other documents required by the ADS Letter of Transmittal must be received by the U.S. Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase by the Expiration Date; or

•	if you hold ADSs in book-entry form, the ADSs must be delivered to the U.S. Receiving Agent pursuant to the procedures for book-entry transfer described below, and a confirmation of such delivery must be received by the Expiration Date by the U.S. Receiving Agent, as well as a properly completed and duly executed ADS Letter of Transmittal (or a copy thereof with original signatures) or an Agent’s Message, as defined below must be received by the Expiration Date by the U.S. Receiving Agent. Alternatively, you may be able to use the guaranteed delivery procedure described below.

      The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the U.S. Receiving Agent and forming a part of a book-entry confirmation which states that DTC has received an express acknowledgment from the participant tendering the ADSs which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal and that we may enforce such agreement against such participant.

      Book-entry transfer. The U.S. Receiving Agent will establish an account with respect to the ADSs with DTC for purposes of the U.S. Offer within two business days after the date of this U.S. Offer to Purchase, and any financial institution that is a participant in the Automated Tender Offer Program at DTC may make delivery of ADSs by causing DTC to transfer such ADSs into the U.S. Receiving Agent’s account in accordance with the procedures of DTC. Any broker, dealer, bank, trust company or other nominee acting on your behalf that is a participant at DTC may make delivery of ADSs by causing DTC to transfer such ADSs into the U.S. Receiving Agent’s account with DTC in accordance with the procedures of DTC. In order to effect a tender of the ADSs you beneficially own, you should promptly contact your broker, dealer, commercial bank, trust company or other nominee and request that the nominee tender your Securities for you.

      In order for a book-entry transfer to constitute a valid tender of your ADSs in the U.S. Offer, a properly completed and duly signed ADS Letter of Transmittal or an Agent’s Message instead of the ADS Letter of Transmittal, and any other required documents must, in any case, be received by the U.S. Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase by the Expiration Date.

      DELIVERY OF THE ADS LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE U.S. RECEIVING AGENT.

      Guaranteed Delivery Procedures. If you are a holder of the ADSs and wish to tender your ADSs, but

•	the ADRs evidencing the ADSs are not immediately available;

•	time will not permit your ADRs evidencing the ADSs or other required documents to reach the U.S. Receiving Agent before the expiration of the U.S. Offer; or

•	the procedure for book-entry transfer cannot be completed before the expiration of the U.S. Offer,

      you may effect a tender of your ADSs if:

•	the tender is made through a participant in the Securities Transfer Agents Medallion Program, or an “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act);

•	prior to the Expiration Date, the U.S. Receiving Agent receives from an “eligible guarantor institution” a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form we have provided, setting forth your name and address, and the amount of ADSs you are tendering and stating that the tender is being made by notice of guaranteed delivery; these documents may be delivered by hand, transmitted by facsimile transmission or mailed to the U.S. Receiving Agent; and

•	the U.S. Receiving Agent receives within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery, a properly completed and duly executed ADS Letter of Transmittal (or a facsimile thereof with an original signature), the ADRs for all physically tendered ADSs, in proper form for transfer, or a book- entry confirmation of transfer of such ADSs into the U.S. Receiving Agent’s account at DTC, including the Agent’s Message instead of an ADS Letter of Transmittal, as the case may be, with any required signature guarantees and any other documents required by the ADS Letter of Transmittal, will be deposited by the undersigned with the U.S. Receiving Agent.

      Partial tenders. If fewer than all of the ADSs evidenced by ADRs delivered to the U.S. Receiving Agent are to be tendered, the holder thereof should so indicate in the ADS Letter of Transmittal by filling in the number of ADSs which are to be tendered in the box entitled “Number of ADSs Tendered” in the ADS Letter of Transmittal. In such case, a new ADR for the untendered ADSs represented by the old ADR will be sent to the person(s) signing such ADS Letter of Transmittal (or delivered as such person properly indicates thereon) as promptly as practicable following the date the tendered ADSs are accepted for payment.

      ALL ADSs DELIVERED TO THE U.S. RECEIVING AGENT WILL BE DEEMED TO HAVE BEEN TENDERED UNLESS OTHERWISE INDICATED. SEE INSTRUCTION 4 OF THE ADS LETTER OF TRANSMITTAL.

      Signature guarantees. Signatures on an ADS Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless you are either:

•	a registered holder of ADSs and have not completed the box entitled “Special Payment Instructions” or “Special Delivery Instructions” on the ADS Letter of Transmittal; or

•	you are tendering ADSs for the account of an eligible guarantor institution.

      An eligible guarantor institution means a financial institution that is a participant in the Security Transfer Agents Medallion Program, the Stock Exchange Medallion Program or The New York Stock Exchange, Inc. Medallion Signature Program.

      If signatures on an ADS Letter of Transmittal or a notice of withdrawal are required to be guaranteed, the guarantor must be an eligible guarantor institution. If you plan to sign the ADS Letter of Transmittal but you are not the registered holder of the ADSs, you must have the ADS Letter of Transmittal signed by the registered holder of the ADSs and that signature must be guaranteed by an eligible guarantor institution. You may also send a separate instrument of transfer or exchange signed by the registered holder and guaranteed by an eligible guarantor institution, but that instrument must be in a form satisfactory to us in our sole discretion. In addition, if a person or persons other than the registered holder or holders of ADSs signs the ADS Letter of Transmittal, certificates for the ADSs must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder or holders that appear on the certificates for ADSs.

      Acceptance of U.S. Offer and representations by holder. The tender of ADSs pursuant to any one of the procedures described above will constitute the tendering security holder’s acceptance of the U.S. Offer, as well as the tendering security holder’s representation and warranty that such security holder has the full power and authority to tender and assign the ADSs tendered free from all liens, equities, charges and encumbrances, as specified in the ADS Letter of Transmittal. Our acceptance for payment of ADSs tendered pursuant to the U.S. Offer will constitute a binding agreement between us and the tendering security holder containing the terms and conditions of the U.S. Offer.

      Matters concerning validity, eligibility and acceptance. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of ADSs will be determined by us, in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any or all tenders of ADSs determined by us not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of ADSs. None of us, the U.S. Receiving Agent, the Mexican Receiving Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

      THE METHOD OF DELIVERY OF ADSs AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING THROUGH DTC, IS AT THE OPTION AND RISK OF THE TENDERING SECURITY HOLDER AND
THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE U.S.
RECEIVING AGENT. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE A TIMELY DELIVERY. REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY
INSURED, IS RECOMMENDED FOR ADRs SENT BY MAIL.

      If you are in any doubt about the procedure for tendering ADSs into the U.S. Offer, please contact the Information Agent or the U.S. Receiving Agent, at their respective addresses and telephone numbers as they appear on the back cover of this Offer to Purchase.

Withdrawal Rights

      Tenders of Series V Shares and ADSs made pursuant to the U.S. Offer are irrevocable, except that Series V Shares and ADSs tendered pursuant to the U.S. Offer may be withdrawn at any time prior to the Expiration Date, and, unless they previously have been accepted for payment pursuant to the U.S. Offer, may be withdrawn at any time after September 22, 2003.

      For a withdrawal of tendered Securities to be effective, a written or facsimile transmission notice of withdrawal, in either case with original signature, must be timely received by the U.S. Receiving Agent at its address set forth on the back cover of this U.S. Offer to Purchase and must specify the name of the person who tendered the Securities to be withdrawn, the number of Securities to be withdrawn and the name of the registered holder of the Securities, if different from that of the person who tendered such Securities. For a withdrawal of tendered Securities to be effective, a signed notice of withdrawal must be submitted prior to the acceptance of such Securities for payment by us, together with, in the case of withdrawals of ADSs (except in the case of ADSs tendered by an eligible guarantor institution), signatures guaranteed by an eligible guarantor institution. In addition, such notice must specify, in the case of ADSs tendered by delivery of ADRs, the name of the registered holder (if different from that of the tendering security holder) and the serial numbers shown on the particular ADRs evidencing the ADSs to be withdrawn or, in the case of Securities tendered by book-entry transfer, the name and participant number at DTC or Indeval, as the case may be, to be credited with the withdrawn Securities. Withdrawals may not be rescinded, and Securities withdrawn will thereafter be deemed not validly tendered for purposes of the U.S. Offer. However, withdrawn Securities may be re-tendered by again following one of the procedures described in this U.S. Offer to Purchase, as applicable, at any time prior to the Expiration Date. The withdrawal rights in the Mexican Offer are similar to the withdrawal rights in the U.S. Offer.

      All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we, the U.S. Receiving Agent, the Information Agent nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Representations and Warranties of Tendering Security Holders

      Each holder of Securities, by tendering its Securities in the U.S. Offer, irrevocably undertakes, represents, warrants and agrees (so as to bind the holder and the holder’s personal representatives, heirs, successors and assigns) as follows:

1. in the event of tender of Series V Shares, that it is not a Mexican resident;

2. that it has the full power and authority to tender and assign the Securities tendered, and that our acceptance for payment of Securities tendered pursuant to the U.S. Offer will constitute a binding agreement between us and the tendering security holder containing the terms and conditions of the U.S. Offer;

3. that the tendering of its Securities (and in the case of ADSs, the execution of the ADS Letter of Transmittal) shall constitute: (i) an acceptance of the U.S. Offer in respect of the number of Securities identified therein, (ii) an undertaking to execute all further documents and give all further assurances which may be required to enable us to obtain the full benefit and to obtain title to the tendered Securities, and (iii) that each such acceptance shall be irrevocable, subject to the accepting holder not having validly withdrawn his or her acceptance;

4. that the Securities in respect to which the U.S. Offer is accepted or deemed to be accepted are fully paid and non-assessable, sold free from all liens, equities, charges and encumbrances and together with all rights now or hereafter attaching thereto, including voting rights and the right to all dividends or other distributions hereafter declared, made or paid;

5. that the tendering of its Securities (and in the case of ADSs, the execution of the ADS Letter of Transmittal) constitutes, subject to the accepting holder not having validly withdrawn his or her acceptance, the irrevocable appointment of the U.S. Receiving Agent and its directors and agents as such holder’s attorney-in-fact and an irrevocable instruction to the attorney-in fact to complete and execute any and all form(s) of transfer and/or other document(s) which are necessary or required at the discretion of the attorney-in-fact in order to transfer the Securities in respect of which the tendering holder of Securities has not validly withdrawn its tender, in our name or such other person or persons as we may direct, and to deliver such form(s) of transfer and/or other document(s) together with other document(s) of title relating to such Securities and to do all such other acts and things as may in the opinion of the attorney-in-fact be necessary or required for the purpose of, or in connection with, the acceptance of the U.S. Offer and to vest title to the Securities in us or our nominees as aforesaid;

6. that the tendering of its Securities (and in the case of ADSs, the execution of the ADS Letter of Transmittal) constitutes, subject to the tendering holder of Securities not having validly withdrawn its tender, an irrevocable authority and request (i) to Iusacell and its directors, officers and agents, to procure the registration of the transfer of the Securities pursuant to the U.S. Offer and the delivery of any and all document(s) of title in respect thereof to us or our nominees; and (ii) to us or our agents, to record and act upon any instructions with regard to notices and payments which have been recorded in the records of Iusacell in respect of such holder’s holding(s) of Securities; and

7. that it agrees to ratify each and every act or thing which may be done or effected by us or any of our directors or agents or Iusacell or its agents, as the case may be, in the proper exercise of the power and/or authorities of any such person.

Extension of Tender Period and Amendments

      Purchaser may extend the U.S. Offer when it is required to do so by applicable laws and regulations.

      If Purchaser makes a material change in the terms of the U.S. Offer or the information concerning the U.S. Offer, or if it waives a material condition of the U.S. Offer, Purchaser will extend the U.S. Offer to the extent required by Rules 14d-4, 14d-6 and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the U.S. Offer or information concerning the U.S. Offer, other than a change in price or a change in the percentage of Series V Shares or ADSs sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of Series V Shares or ADSs sought, a minimum period of ten business days is generally required to allow for adequate dissemination to holders and investor response.

      Purchaser will not extend the Offers (except as provided below or as required by applicable law or regulation), impose additional conditions to the Offers, reduce the number of Securities and Series A Shares sought in the Offers, decrease the purchase price in the Offers or change the form of consideration payable in the Offers or waive any of the Offer Conditions (except with respect to the Minimum Tender Condition). Notwithstanding the foregoing, Purchaser may modify or amend (but not extend) the Offers (provided that any such modification or amendment will not impose additional conditions to the Offers, reduce the number of Securities and Series A Shares sought in the Offers or decrease the purchase price or change the form of consideration payable in the Offers) to the extent that such modifications or amendments do not adversely affect the offerees or to the extent required by applicable law or regulation.

      If on any date the Offers are scheduled to expire the Offer Conditions have not been satisfied (or waived with respect to the Minimum Tender Condition), Purchaser will extend the Offers in increments of five business days until all the Offer Conditions have been satisfied (or waived with respect to the Minimum Tender Condition). We are not obligated, and do not intend, to extend the U.S. Offer beyond December 11, 2003. We reserve the right to withdraw the Offers at any time before the Expiration Date if any person acquires a majority of the Securities and Series A Shares.

      No subsequent offering period is contemplated following the expiration of the initial offering period of the U.S. Offer in accordance with Rule 14d-11 of the Exchange Act.

SOURCES OF FUNDS

      Purchaser has deposited US$20,000,000 into escrow (the “Escrow Amount”) with the Escrow Agent which is intended to finance the entire purchase price of the all of the Series A Shares, Series V Shares and ADSs in the Offers.

      This amount represents the approximate United States dollar equivalent of the sum of (i) Ps. 0.1142436 per Series A Share multiplied by 961,292,484 Series A Shares (being the number of all of the outstanding Series A Shares as stated in Iusacell’s Form 20-F for the year ended December 31, 2002 and filed with the SEC on June 25, 2003) and (ii) Ps. 0.1142436 per Share multiplied by 900,732,310 Series V Shares Shares (being the number of outstanding Series V Shares, including Series V Shares represented by ADSs, as stated in Iusacell’s Schedule 14D-9 filed with the SEC on July 14, 2003). The approximate United States dollar equivalent of such Mexican peso amount was calculated as the average of the exchange rates reported on each of the five consecutive business days ending two business days prior to July 24, 2003 by Reuters Group PLC and Bloomberg LP on their FXBENCH page as the closing rate for the exchange of Mexican pesos and U.S. dollars. While Purchaser and Fintech believe that the Escrow Amount is sufficient to purchase all of the outstanding Securities and Series A Shares in the Offers, it is possible that the exchange rates between Mexican pesos and United States dollars may fluctuate such that the Escrow Amount may not be sufficient to purchase all of the Securities and Series A Shares. In such event, Fintech and Purchaser have on deposit in cash or cash equivalents sufficient funds to finance any such shortfall.

OUR PLANS FOR IUSACELL

      The purpose of the U.S. Offer and the Mexican Offer is to enable us to acquire control of, and the entire equity interest in, Iusacell.

      Iusacell is highly leveraged and has insufficient cash flow from operations and cash on hand to meet its debt obligations. Following the consummation of the Offers, Purchaser and Fintech expect to engage in discussions and negotiations in connection with a possible restructuring of the obligations of Iusacell and/or its subsidiaries with (i) the other holders of the 2006 Notes issued pursuant to the Indenture dated as of December 16, 1999 by and among Iusacell, Verizon Communications Inc. and The Bank of New York, as trustee; (ii) the other holders of the 2004 Notes issued pursuant to the Opco Indenture; (iii) the lenders party to the Opco Credit Agreement; and (iv) other creditors of Iusacell and/or any of its subsidiaries. Fintech manages a fund that is a holder of both the 2006 Notes and the 2004 Notes, and has discretion over actions taken by the fund with respect to those debt securities. In addition to reducing Iusacell’s overall debt burden, we intend to encourage creditors to capitalize Iusacell by converting a substantial portion of their debt into equity. As Fintech is a substantial holder of indebtedness of Iusacell and its subsidiaries, we believe that we are in an unique position to negotiate a restructuring of Iusacell.

      Except as may be required in connection with a restructuring, we are not presently contemplating to sell any significant asset of Iusacell or merge Iusacell with or into any other company. At this time, we do not contemplate making any capital contribution to Iusacell, but as mentioned above, we would work with and encourage other creditors, as part of a general restructuring, to effect a substantial conversion of Iusacell’s debt securities into equity. Purchaser and Fintech intend to work with existing management of Iusacell, and do not contemplate any material layoffs or termination of employment arrangements.

      It is our intention to negotiate a favorable restructuring plan with such other creditors and other stakeholders so that Iusacell may continue its operations, reduce its overall debt burden, and become profitable. However, there is no certainty that such restructuring plan will be implemented, that our discussions with Iusacell’s other creditors will be successful or that even if such negotiations are successful, that Iusacell will be profitable in the near or long term. In connection with such restructuring, the assets, liabilities, business operations and capital and operating structure of Iusacell could be substantially changed, and Iusacell could engage in mergers, sales of material assets or similar transactions, and there can be no assurance that such changes or actions would not have an adverse impact on Iusacell or its then existing shareholders. See “FINANCIAL POSITION OF IUSACELL.”

      Fintech also, following the consummation of the Offers, may replace all or part of the current members of the board of directors of Iusacell with designees of Fintech as permitted by applicable laws.

      Following the consummation of the Offers, if we decide to cause Iusacell to de-list the Series A Shares and/or Series V Shares from the RNV of the CNBV and thereafter any Securities and/or Series A Shares will remain outstanding, then, to the extent required by applicable Mexican regulations, prior to the de-listing of the Series A Shares and/or Series V Shares, we will deposit in a trust for a period of at least six months the funds, in Mexican pesos, that would be required to purchase all the Series A Shares and/or Series V Shares outstanding after the consummation of the Offers in the amount required by applicable Mexican regulations.

EFFECTS OF THE OFFERS ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION

      The Offers could have the effects on the Series A Shares, Series V Shares and ADSs as described below:

      Continued Listing on the New York Stock Exchange and Mexican Stock Exchange. Assuming that all of Iusacell’s Series A Shares, Series V Shares and ADSs are not acquired by us in the Offers, we presently anticipate that Iusacell will continue to maintain its listing on the New York Stock Exchange and Mexican Stock Exchange following our consummation of the Offers. However, it is possible that, due to decreases in trading volume and the number of ADS holders following the purchase of ADSs pursuant to the U.S. Offer, the ADSs will no longer meet the continued listing requirements of the New York Stock Exchange discussed below. If the ADSs fail to meet the continued listing requirements, the NYSE may choose, at its discretion, to delist the ADSs. Similarly, it is possible that, due to decreases in trading volume and the number of holders of Series A Shares and Series V Shares following the purchase of Series A Shares and Series V Shares pursuant to the U.S. Offer and the Mexican Offer, Iusacell will no longer meet the continued

listing requirements of the Mexican Stock Exchange as discussed below. If Iusacell fails to meet the continued listing requirements, the Mexican Stock Exchange may choose at its discretion to suspend the quotation of the Series A Shares and Series V Shares.

      Possible Delisting from the New York Stock Exchange. According to the NYSE’s published guidelines, the NYSE would consider delisting the ADSs if, among other things, (i) the number of holders of ADSs (including beneficial holders of shares of ADSs held in the names of NYSE member organizations in addition to holders of record) should fall below 1,200 and the average monthly trading volume of shares of the ADSs for the most recent 12 months should be less than 100,000 ADSs, (ii) the number of publicly held ADSs should fall below 600,000 (exclusive of the holdings of officers, directors or their immediate families and other concentrated holdings of 10% or more), (iii) the average global market capitalization over a 30 trading-day period is less than US$50,000,000 and the stockholders’ equity is less than US$50,000,000, (iv) the average global market capitalization over a 30 trading-day period is less than US$15,000,000, (v) the average closing price of an ADS is less than $1.00 over a 30 trading-day period, (vi) an intent to file under any of the sections of the bankruptcy law has been announced or a filing has been made or liquidation has been authorized and Iusacell is committed to proceed, (vii) the ADSs are no longer registered under the Exchange Act, or (viii) the number of holders of ADSs (including beneficial holders of ADSs held in the names of NYSE members organizations in addition to holders of record) should fall below 400.

      If the NYSE were to delist the ADSs, it is possible that the ADSs would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through the Nasdaq Stock Market, Inc.’s National Market System or other sources. However, the extent of the public market for the ADSs and the availability of such quotations would depend upon such factors as the number of stockholders or the aggregate market value of the ADSs remaining at such time, the interest in maintaining a market in the ADSs on the part of securities firms, the possible termination of registration under the Exchange Act (as described below) and other factors.

      Possible Delisting from the Mexican Stock Exchange. According to the Mexican Stock Exchange, a public Mexican company must comply with the following requirements in order to maintain its registration before the RNV: (i) a minimum public float of 12%; (ii) at least 100 investors within the general public; (iii) a minimum trading volume; (iv) a minimum number of outstanding shares and (v) a minimum price per share, as provided in the guidelines of the Mexican Stock Exchange Regulations, among others. Compliance with requirements (iii) and (v) above and of the financial condition of the company must be confirmed semiannually and compliance with the other requirements must be confirmed annually by the Mexican Stock Exchange. If a company does not comply with these requirements, then the CNBV could require such company to submit a program to remedy its default. If the company does not comply with such program, then the Mexican Stock Exchange may temporarily suspend quotation of the company’s shares and may ultimately suspend quotation permanently. If, following the consummation of the Offers, we decide, or Iusacell is required, to delist the Series A Shares and/or Series V Shares from the Mexican Stock Exchange, and there still remain securities of Iusacell outstanding other than those owned by us, then, to the extent required under Mexican regulations, prior to the deregistration of the Series A Shares and Series V from the RNV, and their delisting from the Mexican Stock Exchange, we will deposit in a trust for a period of at least six months the funds, in Mexican pesos, that would be required to purchase all the Iusacell securities outstanding after the Offers, other than those owned by us, at the same Mexican peso price paid in the Mexican Offer or at the applicable price pursuant to Mexican regulations. After any delisting of the Series A Shares and Series V Shares from the Mexican Stock Exchange, we may cause Iusacell to carry out a reverse stock split in order to eliminate for cash, at the same Mexican peso price paid in the Mexican Offer, the outstanding Securities and Series A Shares held by any remaining security holders other than us in accordance with Mexican law. However, there can be no assurance as to when or if such steps will occur.

      Market for Shares. The purchase of Series V Shares and ADSs pursuant to the Offers will reduce the number of Series V Shares and ADSs that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of Series V Shares and ADSs held by the public.

      Exchange Act Registration. The ADSs and Series V Shares are each currently registered under the Exchange Act. Assuming that all of Iusacell’s Series A Shares, Series V Shares and ADSs are not acquired by us in the Offers, we presently anticipate that Iusacell will continue to maintain such registration under the Exchange Act. Such registration may be terminated, however, upon application of Iusacell to the SEC if the ADSs and Series V Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration under the Exchange Act would substantially reduce the information required to be furnished by Iusacell to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Iusacell, such as the requirement of furnishing an annual report to shareholders. Furthermore, the ability of “affiliates” of Iusacell and persons holding “restricted securities” of Iusacell to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. However, even if Iusacell’s registration under the Exchange Act is terminated, Opco will continue to be subject to the reporting requirements of the Exchange Act to the extent Opco’s debt securities continue to be registered under the Exchange Act and, even if Opco’s registration under the Exchange Act is terminated, Opco will continue to be required by the terms of the Opco Indenture to file annual reports on Form 20-F and other reports pursuant to the Exchange Act. Accordingly, until such debt securities are no longer registered under the Exchange Act or the Opco Indenture is no longer in effect, shareholders of Iusacell will continue to have access to public information relating to Opco.

      Margin Regulations. The ADSs are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of ADSs for the purpose of buying, carrying or trading in securities (“Purpose Loans”). Depending upon factors, such as the number of record holders of ADSs and the number and market value of publicly held shares of ADSs, following the purchase of shares of ADSs pursuant to the Offer, the ADSs might no longer constitute “margin securities” for purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers.

CERTAIN TAX CONSIDERATIONS

Material U.S. Federal Income Tax Consequences

      The following is a summary of the material United States federal income tax consequences of the U.S. Offer to holders of Securities whose Securities are tendered and accepted for payment in the U.S. Offer. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to holders of Securities. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. The discussion applies only to holders of Securities who hold their Securities as capital assets within the meaning of Section 1221 of the Code. This discussion does not apply to Securities received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of holders who may be subject to special rules such as the following:

•	insurance companies;

•	regulated investment companies;

•	common trust funds;

•	tax-exempt organizations;

•	real estate investment trusts;

•	grantor trusts;

•	dealers in securities or currencies;

•	traders in securities electing to mark to market;

•	holders that have a “functional currency” other than the U.S. dollar;

•	banks or other financial institutions;

•	holders who have acquired the Securities as part of a straddle, hedge, conversion transaction or other integrated investment; or

•	persons who own or owned, directly or indirectly, 10% or more of the total combined voting power of all classes of stock of Iusacell entitled to vote.

      Except as specifically set forth herein, this discussion does not consider the effect of any foreign, state or local tax laws nor does it discuss the United States federal income tax consequences to any holder of Securities who, for United States federal income tax purposes, is not a “U.S. Holder” (as defined below). As used in this discussion, the term “U.S. Holder” means a beneficial owner of Securities that is any of the following for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation or partnership, or other entity treated as a corporation or partnership, created or organized under the laws of the United States or any State or any political subdivision thereof;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of the trust’s substantial decisions.

      If a partnership or other entity treated as a pass-through for United States federal income tax purposes holds Securities, the tax treatment of an owner of such entity will depend upon the status of the partner or the owner of such entity and the activities of the entity. If a U.S. Holder is a partner of a partnership holding Securities or an owner of another entity holding Securities which is treated as a pass-through for United States federal income tax purposes, such holder is urged to consult its tax advisors.

      Sale of Series V Shares and/or ADSs. The sale of Securities for cash pursuant to the U.S. Offer will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder who sells Securities pursuant to the U.S. Offer will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the Securities sold pursuant to the U.S. Offer. Such gain or loss will be long-term capital gain or loss provided that a holder’s holding period for such Securities is more than one year at the time of the consummation of the U.S. Offer. Long-term capital gains recognized by an individual upon a disposition of Securities are eligible for reduced rates of taxation. Certain limitations apply to the deductibility of a holder’s capital losses.

      U.S. holders are urged to consult their own tax advisors as to the proper source of any gain recognized with respect to the sale of Securities pursuant to the U.S. Offer under their particular circumstances for foreign tax credit purposes.

      The conversion of ADSs by U.S. Holders in exchange for Series V Shares will not be taxable for United States federal income tax purposes. U.S. Holders should take an adjusted tax basis in the Series V Shares immediately after such exchange equal to their adjusted tax basis immediately before such exchange in the ADSs exchanged therefor, plus the amount of the fee paid to the U.S. Receiving Agent in order to effectuate such conversion.

      Subject to the discussion below under “Information Reporting and Backup Withholding,” a Non-U.S. Holder of Securities generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or exchange of such Securities unless (1) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States or (2) in the case of any gain realized by an individual Non-U.S. Holder, such holder is present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other condition are met.

      Passive Foreign Investment Company. The above discussion assumes that Iusacell is not a passive foreign investment company (“PFIC”) with respect to any holder of Securities. Generally, Iusacell would be a PFIC with respect to a U.S. Holder if, during any year during such holder’s holding period, 75% or more of Iusacell’s annual gross income consisted of certain “passive” income or 50% or more of the average value of Iusacell’s assets in any such year consisted of assets that produced, or were held for the production of, such passive income. Based on information provided in Iusacell’s Annual Report on Form 20-F for the year ended December 31, 2002, Purchaser does not believe that Iusacell is a PFIC for the current year, and we assume that Iusacell was not a PFIC with respect to any previous year.

      If Iusacell were a PFIC with respect to any U.S. Holder, such holder generally would be required to pay an interest charge together with tax calculated at the maximum ordinary income tax rate with respect to all or a portion of its gain from the sale of Securities for cash pursuant to the U.S. Offer. This special PFIC rule generally would not apply to the sale of Securities for cash pursuant to the U.S. Offer, however, if, in the first year of such holder’s ownership of Securities that Iusacell was a PFIC (“Initial Year”), the holder either (x) made an election to treat Iusacell as a qualified electing fund to include in income on a current basis such holder’s share of the income or gain of Iusacell (“QEF Election”) or (y) made an election (“Mark-to-Market Election”) to recognize on a current basis increases or decreases in the value of the holder’s Securities. If the holder did not make a QEF Election in the Initial Year but did make a QEF Election in a subsequent year, the special PFIC rule also generally would not apply if such holder had made an additional election (“Purging Election”) to include certain amounts in income with respect to its Securities in the year the Purging Election was made.

      Any U.S. Holder who believes that Iusacell is or may be a PFIC with respect to such holder is urged to consult its tax advisors.

      Information Reporting and Backup Withholding. A U.S. Holder whose Securities are purchased in the U.S. Offer may be subject to information reporting. In addition, a U.S. Holder of Securities may be subject to backup withholding at the rate of 28% on the proceeds from the sale of Securities pursuant to the U.S. Offer unless such holder is an exempt recipient (such as a corporation) or provides the respective U.S. or Mexican Receiving Agent with the holder’s correct taxpayer identification number and certifies that such holder is exempt from or otherwise not subject to backup withholding by completing the Substitute Form W-9 included with the ADS Letter of Transmittal. Backup withholding is not an additional tax. The amount of any backup withholding will be allowed as a credit against the United States federal income tax liability of any holder subject to backup withholding. In addition, procedures are available to holders subject to backup withholding to obtain a refund of the amount of any excess backup withholding. For further information concerning backup withholding and instructions for completing the Substitute Form W-9, consult the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.”

      BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, HOLDERS OF SECURITIES ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED ABOVE AND THE SPECIFIC TAX CONSEQUENCES OF THE U.S. OFFER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND ANY STATE, LOCAL AND FOREIGN TAX LAWS AND OF CHANGES IN SUCH LAWS.

Material Mexican Income Tax Consequences

      Iusacell is a company incorporated and existing under Mexican law. Generally, under the Mexican Income Tax Statute (“MITS”), the sale of stock issued by a Mexican company generates Mexican-source income that is subject to income tax in Mexico, without regard to the tax residency of the seller. However, gain from the sale of stock of a Mexican company that is traded over a recognized securities market is exempt from Mexican income tax in certain cases, as described below.

Mexican Residents

•	Mexican resident individuals who were not security holders of Iusacell when its securities became publicly traded. A Mexican resident individual who derives income from the sale of stock of a Mexican company in a sale of shares over a recognized securities exchange designated as such under the Ley de Mercado de Valores, which we refer to as the “Mexican Securities Law,” or a securities exchange located in a country with which Mexico has entered into a double taxation treaty is exempt from Mexican income tax on such sale. The same tax treatment is applicable to the sale of depositary receipts issued by a non-Mexican financial institution with reference to stock of a Mexican entity, such as the ADSs, that are traded in a non-Mexican recognized securities exchange, located in a country with which Mexico has entered into a double taxation treaty.

•	Mexican resident individuals who were security holders of Iusacell when its securities became publicly traded. Income derived by individuals who were security holders of Iusacell when its securities became publicly traded (i.e., Iusacell registered before the RNV) will qualify for the exemption only if the following conditions are met:

•	five uninterrupted years have elapsed since the initial public offering of Iusacell;

•	at least 35% of the subscribed and paid stock of Iusacell is publicly traded, as defined by the Mexican administrative regulations issued by the Ministry of Finance and Public Credit;

•	the tender offer comprises all the classes of stock of Iusacell and is at the same price per share for all security holders, and

•	all security holders are entitled to accept more favorable offers, without incurring any penalties.

      Failure to comply with any of the requirements mentioned above will cause the sale to be taxable for that particular security holder.

•	Mexican resident entities. Mexican resident entities will be subject to income tax in Mexico for capital gains derived from the sale of stock over a securities exchange at the Mexican statutory corporate tax rate of 34%.

Non-Mexican Residents

      In general, the sale of stock issued by a Mexican company will create Mexican-source income that is taxable to a non-Mexican resident in Mexico. Certain exemptions apply to stock or depositary receipts that are traded over a recognized securities market, as described below:

•	Non-Mexican resident individuals who were not security holders of Iusacell when its securities became publicly traded. The sale of stock by a non-Mexican resident individual in a transaction traded over a recognized securities exchange designated as such under the Mexican Securities Law or a recognized securities exchange located in a country with which Mexico has entered into a double taxation treaty is exempt from income tax in Mexico. The same tax treatment is applicable to depositary receipts issued by a non-Mexican financial institution with reference to stock issued by a Mexican entity, such as the ADSs, that are traded in a non-Mexican securities exchange located in a country with which Mexico has entered into a double taxation treaty.

•	Non-Mexican resident individuals who were security holders of Iusacell when its securities became publicly traded. In tender offers, income derived by non-Mexican resident individuals who were security holders of Iusacell when its securities became publicly traded (i.e., Iusacell was registered before the RNV) will be exempt if the conditions mentioned above under the caption “— Mexican residents — Mexican resident individuals who were security holders of Iusacell when its securities became publicly traded” are met. Otherwise, such individual will be taxed.

•	Non-Mexican resident entities that were not security holders of Iusacell when its securities became publicly traded. The sale of stock by a non-Mexican resident entity in a transaction traded over a recognized securities exchange designated as such under the Mexican Securities law or a recognized securities exchange located in a country with which Mexico has entered into a double taxation treaty is exempt from income tax in Mexico. The same tax treatment is applicable to depository receipts issued by a non-Mexican financial institution with reference to stock issued by a Mexican entity, such as the ADS’s, that are traded in a recognized non-Mexican securities exchange located in a country with which Mexico has entered into a double taxation treaty.

•	Non-Mexican resident entities that were security holders of Iusacell when its securities became publicly traded. As in the case of non-Mexican resident individuals, should a non-Mexican resident entity be a security holder of Iusacell at the time its securities became publicly traded, the conditions mentioned above under the caption “– Mexican Residents” will have to be met in order for the sale in a public tender offer to be exempted from income tax in Mexico.

      For Iusacell shares acquired on or after January 1, 2002 under the MITS, for purposes of computing taxable income, the tax basis in shares of Iusacell is the tax basis of the shares being transferred under the normal tax basis rules as provided in the MITS (i.e., the acquisition price, plus (minus) certain adjustments).

      For Iusacell shares placed among the public at large acquired before January 1, 2002, under applicable regulations, for purposes of computing taxable income, the taxpayer can opt to apply the tax basis of the shares being transferred under the normal tax basis rules as provided in the MITS, or to apply as tax basis the average of the last twenty two transactions realized with such shares during 2001. If such transactions are “unusual” with regards to the number and volume of transactions realized, then the taxpayer must take into consideration the last stock quotes of the day of the last six months of 2001.

Mexican Withholding Tax Consequences

•	Withholding tax consequences for non-Mexican residents. If the sale is taxable to a non-Mexican resident (whether such resident is an individual or an entity), when the “acquirer of the stock” is a Mexican resident or a foreign resident with a permanent establishment in Mexico, the acquirer will have to withhold 25% of the gross income derived from the transaction. Alternatively, the acquiror may withhold 34% on the gain when the seller has a legal representative in Mexico, opts to pay a 34% tax rate on the gain derived from the transaction, and complies with the requirements under the MITS regulations.

•	Withholding tax consequences for Mexican resident individuals. If the sale is taxable to an individual Mexican resident, when the “acquirer of the stock” is a Mexican resident or a foreign resident with a permanent establishment in Mexico, the acquirer will have to withhold 20% of the gross income derived from the transaction. Alternatively, the acquirer may withhold less if the seller gives a notice to the acquirer stating that the transaction will generate a lower tax and files an certified accountant’s report complying with the requirements pursuant to the regulations of the MITS.

•	Withholding tax consequences for Mexican resident entities. Under the MITS, the “broker in charge of the sale” has no obligation to withhold from the proceeds of the sale payable to a Mexican resident entity.

      Withholding tax consequences for U.S. beneficiaries of the U.S.-Mexican Tax Treaty. Mexico has entered into certain treaties to avoid double taxation, pursuant to which Mexico will not tax capital gains in certain cases, if the effective beneficiary is resident of a country with which Mexico has entered into such a treaty. In the case of the U.S.-Mexico Treaty, Mexico will be precluded from imposing taxes on capital gains, unless any of the following cases apply: (i) 50% or more of the value of such U.S. entity’s shares is represented by real estate situated in Mexico; (ii) the U.S. holder owned more than 25% of the outstanding shares (including ADSs) of Iusacell, directly or indirectly, during the preceding 12-month period; or (iii) the gain is attributable to a permanent establishment of the U.S. holder in Mexico. The application of the treaty will override any Mexican internal provision in this respect.

      BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE APPLICABILITY OF THE RULES DISCUSSED ABOVE TO YOU AND THE PARTICULAR TAX EFFECTS TO YOU OF THE OFFERS.

INFORMATION AGENT, U.S. RECEIVING AGENT AND OTHER EXPENSES

      Except as set forth below, neither Purchaser nor Fintech will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Series V Shares and ADSs pursuant to the U.S. Offer.

      We have retained Citibank, N.A. to act as the U.S. Receiving Agent in connection with the tender of the Series V Shares and ADSs in the U.S. Offer. We have retained Casa de Bolsa Santander Serfin, S.A. de C.V., Grupo Financiero Santander Serfin to act as the Mexican Receiving Agent in connection with the tender of the Series A Shares and Series V Shares in the Mexican Offer. The U.S. Receiving Agent and the Mexican Receiving Agent have not been retained to make solicitations or recommendations in their respective roles as U.S. Receiving Agent and Mexican Receiving Agent. The U.S. Receiving Agent and the Mexican Receiving Agent will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

      We have retained MacKenzie Partners, Inc. to act as the Information Agent in connection with the U.S. Offer. The Information Agent may contact holders of Securities by mail, telephone, facsimile, and personal interviews and may request brokers, dealers and other nominee security holders to forward materials relating to the U.S. Offer to beneficial owners. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

      Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

      Based on our examination of publicly available information filed by Iusacell with the SEC and other publicly available information concerning Iusacell, except for actions or approvals by, among others, the SEC, FCC, CNBV, the Mexican Stock Exchange, the Mexican Federal Antitrust Commission, the Mexican Foreign Investments Commission and the Mexican Federal Telecommunications Commission, we are not aware of:

•	any governmental license or regulatory permit that appears to be material to Iusacell’s business that might be adversely affected by our acquisition of Securities as contemplated herein;

•	any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Securities by us as contemplated herein; or

•	any approval or other action by any government or governmental administrative regulatory authority or agency, domestic or foreign, or any consent, waiver or other approval that would be required as a result of or in connection with the U.S. Offer.

      Should any such approval or other action be required, we currently contemplate that such approval or other action will be sought. We are unable to predict whether such approval or other action may determine that we are required to delay the acceptance for payment of or payment for Securities tendered pursuant to the U.S. Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to Iusacell’s business or certain parts of Iusacell’s business might not have to be disposed of. Our obligation under the U.S. Offer to accept for payment and pay for Securities is subject to certain conditions as described above under the caption “THE U.S. OFFER — Certain Conditions to the U.S. Offer.”

      FCC Section 214 Authorization. It is a condition to the consummation of the Offers that Purchaser obtain the approval of the FCC for the transfer of the FCC Section 214 Authorization held by Iusatel USA, Inc. Upon receipt by the U.S. Receiving Agent and the Mexican Receiving Agent of book-entry transfers or ADS Letters of Transmittal for a majority of the Series A Shares and Securities, Purchaser will request that Iusatel USA, Inc. jointly file an application for the transfer of control of Iusatel USA, Inc.’s international section 214 authority to Purchaser. Because Purchaser is not currently an FCC licensee, and is not a dominant provider of communications services in any other country, the application is eligible for streamlined treatment by the FCC. Once filed, the streamlined application will be placed on public notice by the FCC. Fifteen days after such public notice, streamlined applications are deemed granted.

      Exemptive relief. In order to facilitate the making of the U.S. Offer, we have requested from the SEC relief with respect to certain rules promulgated under the Exchange Act. In particular, we have requested the following:

•	exemptive relief from the provisions of Rule 14d-10(a)(1) under the Exchange Act to permit the dual U.S. and Mexican offer structure described in this U.S. Offer to Purchase; and

•	exemptive relief from the provisions of Rule 14e-5 under the Exchange Act. Rule 14e-5 prohibits a person making a tender offer for an equity security registered under Section 12 of the Exchange Act from, directly or indirectly, purchasing or making any arrangement to purchase such equity or any security convertible into, or exchangeable for such equity security, otherwise than pursuant to a tender offer, from the time the offer is publicly announced until its expiration. Accordingly, in the absence of the exemptive relief, the application of Rule 14e-5 may be construed as prohibiting us from arranging to purchase or purchasing Series V Shares in the Mexican Offer. The exemption from Rule 14e-5 would permit us and our affiliates to make arrangements to purchase and purchase Series V Shares pursuant to the Mexican Offer.

      On July 23, 2003, the SEC granted the relief described above.

INFORMATION REGARDING IUSACELL

General

      The information contained in this U.S. Offer to Purchase regarding Iusacell is derived from or is based upon reports and other documents on file with the SEC, including Iusacell’s Annual Report on Form 20-F for the year ended December 31, 2002 and filed with the SEC on June 25, 2003 and other publicly available data. Although we do not have any knowledge that would indicate that any statements contained herein based on such reports or documents are untrue, we do not take any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by Iusacell to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to us.

      Iusacell is subject to the informational requirements of the Exchange Act. Accordingly, Iusacell files reports and other information with the SEC. Iusacell also furnishes to its shareholders annual reports, which include financial statements audited by its independent certified public accountants, and other reports which the law requires Iusacell to send to its shareholders. You may read and copy any reports or other information that Iusacell files with the SEC at the SEC’s public reference room at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 or at the website maintained by the SEC at http://www.sec.gov. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These reports and other information may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. As a foreign private issuer, Iusacell is not required to furnish proxy statements to holders of Series V Shares or ADSs.

      According to Iusacell’s Annual Report on Form 20-F filed for the year ended December 31, 2002 filed by Iusacell with the SEC on June 25, 2003, Iusacell is a leading wireless telecommunications service provider in Mexico with nearly 2.1 million mobile wireless customers at December 31, 2002. Iusacell holds and operates concessions in the 800 megaherz (MHz) band to provide cellular wireless services in five contiguous geographic regions comprising all of central and southern Mexico, and in the 1900 MHz band to provide personal communications services (PCS) wireless services in two of the four regions in northern Mexico. Iusacell’s service regions include Mexico City, Monterrey, Tijuana, Guadalajara, Leon, Puebla, Cancun, and Merida, and combined represent approximately 91 million points of presence (POPs) comprising 90% of Mexico’s total population. Iusacell’s principal office is located at Prolongación Paseo de la Reforma 1236, Colonia Santa Fe, Delegación Cuajimalpa, 05348 Mexico, D.F. Its telephone number is +52-55-5109-4400.

      During the last five years, none of Purchaser, Fintech or, to the best of their knowledge, any of the persons listed in Annex I to this U.S. Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

      Except as described in this U.S. Offer to Purchase, none of Purchaser, Fintech or, to the best of their knowledge, any of the persons listed in Annex I to this U.S. Offer to Purchase, or any associate or majority-owned subsidiary of Purchaser or Fintech or, to the best of their knowledge, any associate or majority-owned subsidiary of any of the persons listed in Annex I to this U.S. Offer to Purchase, (i) beneficially owns or has any right to acquire, directly or indirectly, any equity securities of Iusacell or (ii) has effected any transaction in such equity securities during the past 60 days. A fund over which Fintech has investment discretion and control owns approximately $35 million of Iusacell debt securities.

Capital Stock

      According to publicly available information concerning Iusacell filed with the SEC, including its Annual Report, for the period ended December 31, 2002 and its recommendation/solicitation statement on Schedule 14D-9 filed with the SEC on July 14, 2003, there were 900,732,310 Series V Shares outstanding (including those in the form of ADSs) and 961,292,484 Series A Shares outstanding.

Price Range Of Securities

      Price Range for Series V Shares. The Series V Shares are listed and traded on the Mexican Stock Exchange under the symbol “CEL.” The following table sets forth, for the periods indicated, the quarterly high and low per Series V Share closing prices of the Series V Shares in Mexican pesos. The following information reflects nominal Mexican peso amounts as of the trade dates and has not been restated in constant Mexican pesos.

	Mexican Stock
	Exchange Pesos per
	Share

	High	Low

Calendar Year 2001:

First Quarter	Ps.13.19	Ps.7.49

Second Quarter	8.20	6.19

Third Quarter	6.47	2.20

Fourth Quarter	3.75	2.10

Calendar Year 2002:

First Quarter	4.11	2.85

Second Quarter	3.28	1.61

Third Quarter	1.73	0.72

Fourth Quarter	0.82	0.45

Calendar Year 2003:

First Quarter	0.64	0.33

Second Quarter	0.45	0.17

Third Quarter (through July 23, 2003)	0.53	0.31

      On July 16, 2003, the last full day of trading on the Mexican Stock Exchange prior to the announcement of our intention to commence the Offers, the reported closing sales price of the Series V Shares was Ps. 0.40 per Share.

      On July 23, 2003, the last full day of trading on the Mexican Stock Exchange prior to the date of this U.S. Offer to Purchase, the reported closing sales price of the Series V Shares was Ps. 0.53 per Share. Holders of Series V Shares are urged to obtain a current market quotation for the Series V Shares.

      The U.S. Offer price of Ps. 0.1142436 per Series V Share will be paid in U.S. dollars based on the Applicable Exchange Rate. On July 23, 2003, the New York closing exchange rate of Mexican pesos to U.S. dollars determined by the average of the exchange rates reported by Reuters Group PLC and Bloomberg LP on their FXBENCH page was Ps. 10.55965 per US$1.00. Exchange rates are subject to fluctuation. Holders are urged to obtain a current market quotation of the exchange rate of Mexican pesos to U.S. dollars.

      Price range of ADSs. The ADSs are listed and traded on the NYSE under the symbol “CEL.” Each ADS represents one hundred Series V Shares. The following table sets forth, for the periods indicated, the quarterly high and low closing prices of the ADSs in U.S. dollars.

	New York Stock Exchange
	U.S. Dollars per ADS(1)

	High		Low

Calendar Year 2001:

First Quarter	US$	123.75	US$	76.20

Second Quarter		91.30		67.50

Third Quarter		70.50		22.50

Fourth Quarter		41.00		21.90

Calendar Year 2002:

First Quarter		45.00		30.90

Second Quarter		36.50		16.00

Third Quarter		17.40		6.60

Fourth Quarter		8.50		4.20

Calendar Year 2003:

First Quarter		7.40		3.10

Second Quarter		6.00		1.70

Third Quarter (through July 23, 2003)		4.92		2.99

(1)	Iusacell declared a 1 for 10 reverse stock split which took effect on May 12, 2003 and, accordingly, all prices disclosed above in the table for periods prior to such date have been adjusted to reflect such reverse stock split (i.e., all such prices prior to May 12, 2003 have been multiplied by an amount equal to 10).

      On July 16, 2003, the last trading day before we announced our intention to commence the U.S. Offer, the closing sales price of ADSs reported on the NYSE was US$3.73, or Ps. 38.66, per ADS, using the exchange rate of Ps. 10.36375 per US$1.00, the average of the exchange rates reported by Reuters Group PLC and Bloomberg LP on their FXBENCH Page as the New York closing rate on July 16, 2003.

      On July 23, 2003, the last full day of trading prior to the date of this U.S. Offer to Purchase, the reported closing sales price of the ADSs reported on the NYSE was US$4.92, or Ps. 51.95, per ADS, using the exchange rate of Ps. 10.55965 per US$1.00, the average of the exchange rates reported by Reuters Group PLC and Bloomberg LP on their FXBENCH page as the New York closing rate on July 23, 2003. Holders of ADSs are urged to obtain a current market quotation for the ADSs.

INFORMATION REGARDING PURCHASER AND FINTECH

      Purchaser is a Delaware corporation and is a wholly-owned subsidiary of Fintech. Purchaser has no business or operations, and its sole purpose is to make the Offers. Purchaser’ address is 375 Park Avenue, New York, New York 10152 and its telephone number at such office is: +212-593-4500.

      Fintech is a Delaware corporation. Fintech is an investment management company that is an investment adviser to, and as a result has investment discretion over, a fund that invests in debt securities of sovereign and private entities primarily in emerging markets. The fund over which Fintech has investment discretion and control owns approximately $35 million of the debt securities of Iusacell and its subsidiaries. Neither Fintech nor Purchaser owns any of the Securities. Fintech’s address is 375 Park Avenue, New York, New York 10152 and its telephone number at such office is: +212-593-4500.

      On July 17, 2003, the board of directors of Fintech and of Purchaser authorized Purchaser to make public tender offers to acquire all the capital stock of Iusacell.

BACKGROUND OF THE OFFERS; PAST CONTACTS,

TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

      In early April 2003, in its role as investment manager to a fund that holds substantial debt of Iusacell and its subsidiaries, Fintech had informal conversations with the management of Iusacell regarding the company’s financial situation. For further information about such financial situation, see “FINANCIAL POSITION OF IUSACELL.” In June 2003, Fintech joined with other holders of the 2006 Notes to form an ad hoc committee of bondholders to consider a potential restructuring of Iusacell and its subsidiaries. In connection with the activities of the ad hoc committee, Fintech has had discussions with management relating to the terms of such a financial restructuring, as well as more generally the financial condition of Iusacell. Fintech does not possess, nor has it ever received, any material nonpublic information regarding Iusacell.

      On June 12, 2003, Movil Access S.A. de C.V. and Biper S.A. de C.V., each a sociedad anónima de capital variable organized and existing under the laws of Mexico controlled by Ricardo Salinas Pliego, entered into an Acquisition Agreement, dated as of June 12, 2003 (the “Acquisition Agreement”), with the following shareholders of Iusacell: Bell Atlantic International, Inc., a Delaware corporation (“BAII”), Bell Atlantic Latin America Holdings, Inc., a Delaware corporation (“BALAH”), Bell Atlantic New Zealand Holdings, Inc., a Delaware corporation (“BANZHI”, and together with BAII and BALAH, the “Verizon Selling Shareholders”), and Vodafone Americas B.V., a limited liability company organized under the laws of The Netherlands (“Vodafone”).

      The Verizon Selling Shareholders and Vodafone hold 73.9% of the aggregate Securities and Series A Shares and, pursuant to the Acquisition Agreement, have agreed to tender their Securities and Series A Shares into the offers commenced by Movil Access and Biper. Pursuant to its terms, the Acquisition Agreement may be terminated, and the Verizon Selling Shareholders and Vodafone may withdraw their Securities and Series A Shares and tender these Securities and Series A Shares into another offer without any penalty, if that offer is superior to the Movil Access and Biper offers according to certain requirements described in the Acquisition Agreement. To date, the Verizon Selling Shareholders and Vodafone have determined not to withdraw their Securities and Series A Shares. See “BACKGROUND OF THE OFFERS; PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS — Acquisition Agreement” in the Offer to Purchase filed as Exhibit (a)(1) to the Schedule TO filed by Movil Access and Biper with the SEC on June 30, 2003 (the “Movil Access Offer to Purchase”).

      On June 30, 2003, Movil Access and Biper launched simultaneous tender offers for the Securities and Series A Shares in the United States and Mexico. See “BACKGROUND OF THE OFFERS; PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS” of the Movil Access Offer to Purchase.

      On July 10, 2003, UBS Securities LLC (“UBS”), a creditor of Iusacell, made a proposal to the Verizon Selling Shareholders and Vodafone to acquire 100% of the issued and outstanding equity of Iusacell for $15 million in cash. This proposal provided that the terms of the purchase would be conditioned on due diligence and receipt of internal approvals, and in all other respects contained terms substantially identical to those contained in the tender offer commenced by Biper and Movil Access. From time to time after this proposal was sent, Fintech consulted with UBS regarding this proposal.

      On July 14, 2003, the Verizon Selling Shareholders and Vodafone rejected the proposal of UBS.

      Also on July 14, 2003, Iusacell filed with the SEC a recommendation/solicitation statement on Schedule 14D-9 which stated that the board of directors of Iusacell was unable to evaluate the value of the Securities and the Series A Shares and Iusacell and, therefore, was unable to determine whether the price offered by Movil Access and Biper was fair. For further information on the evaluation of the board of directors of Iusacell with respect to the offers of Movil Access and Biper, see the recommendation/solicitation statement on Schedule 14D-9 filed by Iusacell with the SEC on July 14, 2003, as amended on July 16, 2003.

      On July 17, 2003, we sent to the board of directors and the audit committee of Iusacell the following letter outlining the financial terms of the Offers and urging Iusacell to reassess its decision to remain neutral with respect to the tender offers commenced by Movil Access and Biper.

July 17, 2003

Board of Directors

Audit Committee
Grupo Iusacell, S.A. de C.V.
Prolongacion Paseo de la Reforma 1236
Colonia Santa Fe
Delegacion Cuajimalpa
05348 Mexico, D.F.

Dear Members of the Board,

      As you may be aware, UBS Securities LLC (“UBS”) recently made a proposal to Bell Atlantic International, Inc., Bell Atlantic Latin America Holdings, Inc. and Bell Atlantic New Zealand Holdings, Inc. (collectively, “Verizon”) and Vodafone Americas BV (“Vodafone”) to acquire 100% of the issued and outstanding equity of Grupo Iusacell, S.A. de C.V. (the “Company”) for U.S.$15 million in cash. The UBS proposal provided that the terms of the purchase would be conditioned on due diligence and receipt of internal approvals, and in all other respects contained terms substantially identical to those contained in the tender offer commenced by Biper, S.A. de C.V. and Movil Access, S.A. de C.V. (the “Salinas Offer”). We understand that earlier this week, Verizon and Vodafone rejected UBS’ proposal.

      Fintech Advisory Inc. (“Fintech”) is a substantial creditor of the Company and its subsidiaries, and has been consulting with UBS and other creditors regarding the recent efforts by the Salinas Group, which controls one of the principal competitors of the Company, to acquire a controlling stake in the Company. We were supportive of UBS’ proposal and had hoped that it would have received the support of the Company’s controlling shareholders. We and other creditors are convinced that it is in the best interests of all of the Company’s stakeholders that the interests of the Company’s equity holders and debt holders be as closely aligned as possible, given the difficult restructuring negotiations that lie ahead. Having the restructuring process led by a party whose long-term interests may be affected by personal interests other than those of the Company, and/or best served by outcomes that do not maximize value for stakeholders is clearly an untenable position for the Company’s creditors. This is a risk that we and other creditors find unacceptable.

      Accordingly, we have determined, at the urging and with the support of other creditors, to make an offer to purchase 100% of the outstanding equity of the Company, including the Series A, Series V and ADS’s (the “Offer”). Our Offer is to pay an aggregate purchase price of U.S.$20 million cash, providing shareholders with a significantly more attractive price than the Salinas Offer, as well as the UBS proposal. In all other respects, our Offer contains the same terms that were offered in the Salinas Offer, including the offer to deposit the cash purchase price into an escrow account immediately upon acceptance of our Offer or our commencement of a tender offer to acquire all of the shares of the Company, whichever is earlier. We would also be willing to consider offering additional protections to minority shareholders, assuming these additional protections do not compromise the superiority of our Offer, or delay the timing of the transaction. We have all necessary internal approvals in order to submit and effect our Offer, and our Offer is not subject to any other conditions other than those contemplated by the Salinas Offer. We expect to commence our Offer within a matter of days, and that the closing of the transaction would occur promptly. Our Offer would also be open to the participation of other creditors on an equal basis in the event that they are interested, however this participation would in no way effect the economics or timing of the Offer to the Company or its Shareholders. We believe that, based on any criteria, our Offer is clearly superior to the Salinas Offer.

      We believe that our Offer is in the best interest of the shareholders, as well as all other stakeholders of the Company. As you may already know, Fintech is an experienced investor in troubled companies, and has played a significant role in many restructurings in Mexico and other emerging markets. As a substantial creditor of the Company and its subsidiaries, Fintech is fully committed to not only acquiring the equity of the Company but, more importantly, to leading the effort to restructure the Company in a manner that will maximize the value of all stakeholders, including employees, vendors and creditors. These groups represent important constituencies of the Company, whose interests are clearly better served if the equity of the Company is acquired by parties who are fully committed to, and have a substantial economic interest in, a restructured Company.

      Although we are hopeful that Verizon and Vodafone will accept our Offer, whether or not they do so should not in any way affect the Board’s consideration of our Offer. It is clear from the text of the Acquisition Agreement entered into in connection with the Salinas Offer (as well as the disclosure documents that have been filed with the U.S. Securities and Exchange Commission (SEC) and the Mexican Comisión Nacional Bancaria y de Valores (CNBV)) that Verizon and Vodafone have the right, if not the duty, to withdraw their shares tendered in the Salinas Offer and accept a Superior Proposal and that, assuming they have not breached the Acquisition Agreement, no substantial payment would be due to any third party. More importantly, the members of the Board of Directors of the Company have an independent fiduciary duty to thoroughly evaluate and consider our Offer and to protect the interests of minority shareholders.

      In light of our Offer, we believe that it would be inappropriate for the Company and its Board to go forward with the shareholders meeting that has been scheduled for July 25, 2003, or to take any other actions in furtherance of the Salinas Offer. In addition, in order to properly inform and advise the Company’s shareholders, we believe that the Company should reassess the position it has taken with respect to the Salinas Offer as disclosed in its filings with the SEC and the CNBV, and amend such position accordingly. The decision not to take a position with respect to the Salinas Offer may have been justified at a time when there was only one offer available to shareholders, however given the existence of our Offer (clearly a Superior Proposal), we believe that position is no longer justifiable.

      We urge you to give our Offer prompt and careful consideration and not take any action that would have the effect of precluding Fintech from acquiring the Company. We are today filing a Schedule TO with the SEC reflecting our Offer and intend to file an application with the CNBV to commence a tender offer in Mexico immediately. We are available to meet with you and your advisors at your convenience, and are prepared to act promptly.

Sincerely,

/s/ JULIO HERRERA

Julio Herrera
Fintech Advisory Inc.

      Also on July 17, 2003, we sent to Verizon Corp. and Vodafone Group PLC the following letter:

Mr. David Benson

Executive Vice President and Controller,
Verizon Corp.
1095 Avenue of the Americas
New York, NY 10036
david.benson@verizon.com

Mr. John W. Diercksen

Vice President Investor Relations
Verizon Corp.
1095 Avenue of the Americas
New York, NY 10036
john.w.diercksen@verizon.com

Charles Butterworth

Group Corporate Finance Director
Vodafone Group PLC
Vodafone House
The Connection
Newbury, Berkshire RG14 2FN
United Kingdom
charles.butterworth@vodafone.com

July 17, 2003

Dear Sirs,

      Attached please find a letter that we sent earlier today to the Board of Directors and Audit Committee of Grupo Iusacell, S.A. de C.V. (the “Company”). As you will see from the attached letter, it contains a definitive, unconditional offer (the “Offer”) by Fintech Advisory Inc. (“Fintech”) to purchase 100% of the outstanding equity of the Company for U.S.$20 million in cash, and on the same terms and conditions as the proposal by Biper, S.A. de C.V. and Movil Access, S.A. de C.V. (the “Salinas Offer”). As part of our Offer, we are prepared to deposit the entire $20 million in escrow immediately upon acceptance of our Offer or our commencement of a tender offer to acquire all of the shares of the Company, whichever is earlier.

      We are of the view that our Offer constitutes a “Superior Proposal” under the terms of the acquisition agreement dated June 12, 2003 (the “Acquisition Agreement”) among Biper, S.A. de C.V., Movil Access, S.A. de C.V., Bell Atlantic International, Inc., Bell Atlantic Latin America Holdings, Inc. and Bell Atlantic New Zealand Holdings, Inc. (collectively, “Verizon”) and Vodafone Americas BV (“Vodafone”), and is also superior to the proposal submitted to Verizon and Vodafone previously by UBS. As such, we hope that Verizon and Vodafone will evaluate our Offer and, consistent with your rights under the Acquisition Agreement, withdraw the shares that we understand you have tendered in connection with the Salinas Offer and support our Offer.

      We understand that certain members of the management of Verizon and Vodafone may be of the view that in the event Verizon and Vodafone were to discuss or accept any Superior Offer and/or withdraw your tendered shares, there is a risk that 95% of the difference in price between such Superior Offer and the Salinas Offer would have to be paid to the Salinas group, thereby drastically reducing any benefit to you. This position, however, is incorrect and inconsistent with the text of the Acquisition Agreement and the disclosure that is on file with the SEC and the CNBV. The only situation where the Salinas group would be entitled to receive 95% of the difference in price between the Salinas Offer and a Superior Proposal is in a situation where the Acquisition Agreement is terminated as a result of a breach of a material obligation of Verizon and Vodafone. Since the consideration and/or acceptance of a non-conditional Superior Proposal, and the related withdrawal of shares from the current tender offer, is fully contemplated by the Acquisition Agreement, we firmly believe that acceptance of our non-conditional Superior Proposal would clearly not be a breach and would not trigger the Salinas group’s right to receive 95% of the additional value that would be paid by Fintech.

      We think that our Offer is clearly in the best interests of Verizon’s and Vodafone’s shareholders, as it will double the proceeds that Verizon and Vodafone will realize from this investment. Moreover, we think that it is important for companies of the stature of Verizon and Vodafone to consider not only the immediate interests of their respective shareholders, but the impact that this type of transaction could have on the Company’s other stakeholders, as well as Verizon’s and Vodafone’s perception in the international financial community. There is little doubt that the creditors of the Company made their decision to lend money to the Company based on the involvement and reputation of Verizon and Vodafone. We believe that our Offer clearly provides a better opportunity for a viable restructuring than the Salinas Offer, and will provide these creditors a better opportunity to recover their investment. We fully expect that exiting the investment by selling your shares in a rushed transaction, at a token price, to a competitor of the Company, whose interests in a restructuring that preserves value is questionable at best, is not a legacy that either of your companies would wish to retain, particularly given the fact that there is a more attractive offer available to you and other stakeholders.

      We would welcome a meeting with Verizon and Vodafone to discuss our Offer.

Sincerely,

/s/ JULIO HERRERA

Julio Herrera
Fintech Advisory Inc.

      On July 18, 2003, less than twenty-four hours after receiving our Offers, the Verizon Selling Shareholders and Vodafone sent back to Fintech the following response:

July 18, 2003

Fintech Advisory Inc.

375 Park Avenue
New York, New York 10152

Attn: Mr. Julio Herrera

Dear Sir:

      We are writing in response to your letter of July 17, 2003. Your letter includes a number of inaccurate assertions and allegations, although we do not intend to debate those matters. Please be advised that we have determined not to engage in discussions with Fintech Advisory Inc. (“Fintech”) regarding a possible transaction involving Grupo Iusacell, S.A. de C.V. (“Iusacell”), nor do we intend to tender our shares in Iusacell into any offer by Fintech.

Very truly yours,

BELL ATLANTIC INTERNATIONAL INC.

/s/ CHRISTOPHER M. BENNETT

Christopher M. Bennett
Authorized Representative

BELL ATLANTIC LATIN AMERICA
HOLDINGS INC.

/s/ CHRISTOPHER M. BENNETT

Christopher M. Bennett
Authorized Representative

BELL ATLANTIC NEW ZEALAND
HOLDINGS, INC.

/s/ CHRISTOPHER M. BENNETT

Christopher M. Bennett
Authorized Representative

VODAFONE AMERICAS B.V.

/s/ HOLLY GILLIS

Holly Gillis, Senior Counsel
Authorized Signatory by POA

      Upon receipt of the letter from the Verizon Selling Shareholders and Vodafone, Fintech sent the following letter to them in response:

Mr. David Benson

Executive Vice President and Controller,
Verizon Corp.
1095 Avenue of the Americas
New York, NY 10036
david.benson@verizon.com

Mr. John W. Diercksen

Vice President Investor Relations
Verizon Corp.
1095 Avenue of the Americas
New York, NY 10036
john.w.diercksen@verizon.com

Charles Butterworth

Group Corporate Finance Director
Vodafone Group PLC
Vodafone House
The Connection
Newbury, Berkshire RG14 2FN
United Kingdom
charles.butterworth@vodafone.com

July 18, 2003

Dear Sirs,

      We were very disappointed to see that you determined, after just a few hours of consideration, to reject our offer to purchase 100% of the outstanding equity of Grupo Iusacell, S.A. de C.V. (the “Company”) for U.S.$20 million cash. We were particularly surprised that you did not feel that our offer even warranted a conversation, let alone a meeting.

      We would have thought that our unconditional offer, which would provide your companies with twice the proceeds of the Salinas offer, would be of interest. Regrettably, that does not appear to be the case. If maximizing the value of your investment is not your primary concern, then we remain willing and interested in meeting with you to see what your objectives are so that we can determine whether we can try to meet those objectives. Whether or not you take us up on our invitation to meet (and we hope that you do), we intend to commence our offer and give minority shareholders the opportunity to participate in what is obviously a Superior Proposal. We continue to believe that our offer, if successful, will align the interests of the equity holders with the Company’s creditors and other stakeholders, which we believe is critical to a successful restructuring of the Company. We also continue to believe that the reputation of your companies in the international financial community will benefit from the fact that, by participating in our offer, you will be supporting this alignment of interests. We feel that it would be unfortunate if Verizon and Vodafone, two world class companies, effectively deprived minority shareholders (many of them small retail holders) and creditors of the benefits of our offer, without even the courtesy of an explanation or rationale.

      We hope that your decision is not final, and that you continue to consider our offer, notwithstanding your curt response.

Sincerely,

/s/ JULIO HERRERA

Julio Herrera
Fintech Advisory Inc.

      On July 18, 2003, Iusacell filed a statement relating to the Offers with the Mexican Stock Exchange according to which Iusacell announced that its board of directors and the audit committee of the board of directors received a letter from Fintech in which Fintech indicated its intention to commence the Offers. In this statement, Iusacell also announced that it had been informed by the Verizon Selling Shareholders and Vodafone that such shareholders had received a letter from Fintech inviting them to evaluate Fintech’s proposal and refrain from tendering their Securities and Series A Shares into the offers of Movil Access and Biper and that such shareholders had rejected Fintech’s offer.

      Also on July 21, 2003, Iusacell filed amendments to its recommendation/solicitation statement on Schedule 14D-9 with the SEC in which it disclosed that it had received the above described letter from Fintech. Iusacell also disclosed that it had been informed by the Verizon Selling Shareholders and Vodafone that they had received a letter from UBS withdrawing the invitation UBS had previously made to the Verizon Selling Shareholders and Vodafone and that they had received a letter from Fintech inviting them to evaluate Fintech’s proposal and refrain from tendering their Securities and Series A Shares into the offers of Movil Access and Biper, but that such shareholders had rejected Fintech’s offer. In the amendments, Iusacell also disclosed that such shareholders had sent the July 18 letter to Fintech described above and, in turn, had received the July 18 letter from Fintech described above. The description of the letters between Fintech and the Verizon Selling Shareholders and Vodafone contained in this statement is qualified in its entirety by reference to the text of such letters, which are filed as exhibits and incorporated by reference into this statement.

      On July 22, 2003, Fintech sent the following letter to the Verizon Selling Shareholders and Vodafone:

Mr. David Benson

Executive Vice President and Controller,
Verizon Corp.
1095 Avenue of the Americas
New York, NY 10036
david.benson@verizon.com

Mr. John W. Diercksen

Vice President Investor Relations
Verizon Corp.
1095 Avenue of the Americas
New York, NY 10036
john.w.diercksen@verizon.com

Charles Butterworth

Group Corporate Finance Director
Vodafone Group PLC
Vodafone House
The Connection
Newbury, Berkshire RG14 2FN
United Kingdom
charles.butterworth@vodafone.com

July 22, 2003

Dear Sirs,

      It has been several days since we sent our offer to purchase 100% of the outstanding equity of Grupo Iusacell, S.A. de C.V. (the “Company”) for U.S.$20 million cash, and exchanged initial correspondence. Since that time, the only response that we have received from Verizon and Vodafone is the three line rejection that was sent on Friday, July 18th, hours after we announced our offer. We expect to receive the necessary approvals from both the SEC and CNBV within a matter of hours, and then plan to commence our tender offers in the U.S. and Mexico.

      We think that the benefits of our offer are obvious. We are offering substantially more money, identical non-economic terms to the Salinas offer, certainty of funding and closing, and the correct alignment of interests to maximize the prospects for a successful restructuring of the Company. We are willing to permit other creditors to participate in our offer on an equal and pro rata basis, should they so desire. The timing of our offer is not materially different than the Salinas offer.

      It is clear that Verizon and Vodafone are not legally or contractually prohibited from accepting our offer and that, in fact, your acquisition agreement with Salinas specifically contemplates the acceptance of a Superior Proposal such as ours. Unless there is some other agreement with the Salinas group that has not been publicly disclosed, it is also the case that your companies will receive the full benefits of our offer, should you choose to accept it. In light of all this, it is very difficult for us to understand why you would not meet with us to discuss our offer.

      We believe Verizon and Vodafone should leave no stone unturned when it comes to realizing value for their shareholders, or protecting the interests of the Company’s other stakeholders who relied on your commitments (even if not contractual) when they extended credit or provided goods or services. We are prepared, should you meet with us and agree to participate in our offer, to materially increase our offer price for all shareholders. In addition, as part of our offer, we are willing to publicly commit, as part of a comprehensive restructuring of the Company and its subsidiaries, to capitalize a substantial portion of our debt in the Company, and to work with and encourage other creditors of the Company to do the same. We believe our commitment, and our efforts to get other similarly situated creditors to do the same, will contribute significantly to restoring the Company to good health, which will benefit all stakeholders.

      We believe that you owe it to your own shareholders, as well as the Company’s public shareholders and creditors, to explore this opportunity. We believe this is particularly important, since at no point prior to the hastily arranged sale of your controlling interest to one of the Company’s principal competitors, did you ever meet with creditors to determine whether they would be willing to capitalize their debt or take other similar actions as part of a comprehensive restructuring of the Company.

      We hope you will take us up on our offer. If you do not withdraw your shares from the Salinas offer, your shareholders, public shareholders of the Company and the Company’s other stakeholders will be damaged. If the Salinas offer goes through, we and other creditors will have no choice but to accelerate the Company’s debt to protect our interests. This turn of events will undoubtedly have adverse consequences to the Company, and could lead to similar actions by creditors of the Company’s subsidiaries. Although this may serve the interests of the Company’s competitors, it will surely harm the Company and damage the reputations of Verizon and Vodafone, who rejected an offer that would start the Company down a completely different path. As previously mentioned, we think this would be a damaging precedent for your companies, who will undoubtedly find themselves in similar situations involving other potentially aggrieved creditors.

      We stand ready to meet with you, and to describe to you the improvement to our offer that we are willing to make, should you agree to participate in our offer.

Sincerely,

/s/ JULIO HERRERA

Julio Herrera
Fintech Advisory Inc.

      On July 23, 2003, the Escrow Agreement was executed.

      On July 23, 2003, the SEC granted exemptive relief with respect to the U.S. Offer.

      On July 23, 2003, CNBV approval was received with respect to the Mexican Offer.

      On July 24, 2003, Purchaser commenced the Offers.

      Fintech and Purchaser will undertake to perform all of the obligations of Movil Access and Biper with respect to the Verizon Selling Shareholders and Vodafone under the Acquisition Agreement, to the extent applicable, as if Fintech and Purchaser were parties to such Acquisition Agreement. Such performance by Fintech and Purchaser will be subject to compliance with the terms of the agreement by the Verizon Selling Shareholders and Vodafone.

Escrow Agreement

      The following is a summary of the material terms of the Escrow Agreement.

      Escrow Amount. On July 23, 2003, Purchaser and Fintech deposited into escrow with the Escrow Agent US$20,000,000 (the “Escrow Amount”), representing the approximate U.S. dollar amount that would be required to purchase, as of the date of the Escrow Agreement, all Series A Shares and Series V Shares (including Series V Shares represented by ADSs) pursuant to the respective terms of the Offers.

      Release of the Escrow Amount. Promptly following acceptance for purchase of all Securities and Series A Shares tendered into the Offers (and not withdrawn), Purchaser and Fintech will deliver to the Escrow Agent a certificate certifying the occurrence of such acceptance and specifying the U.S. dollar amount that would be required to pay for (i) the number of Series A Shares and Series V Shares validly tendered into the Mexican Offer (including pursuant to Notices of Guaranteed Delivery) and accepted for payment pursuant to the Mexican Offer (the “Mexican Offer Amount”) and (ii) the number of Series V Shares and ADSs validly tendered into the U.S. Offer (including pursuant to Notices of Guaranteed Delivery) and accepted for payment pursuant to the U.S. Offer (the “U.S. Offer Amount”). On the business day immediately following the delivery to the Escrow Agent of such certificate, the Escrow Agent will transfer, assign, deliver and pay over:

(i) first, to the Mexican Receiving Agent for payment to holders of Series A Shares and Series V Shares that validly tendered their Series A Shares and Series V Shares into the Mexican Offer, the lesser of (A) the Escrow Amount and (B) the Mexican Offer Amount;

(ii) second, to the U.S. Receiving Agent for payment to holders of Series V Shares and ADSs that validly tendered their Series V Shares and ADSs into the U.S. Offer, the lesser of (A) the Escrow Amount, less the amount paid to the Mexican Receiving Agent and (B) the U.S. Offer Amount; and

(iii) third, to Fintech, the Escrow Amount less the amount paid to the Mexican Receiving Agent, less the amount paid to the U.S. Receiving Agent.

      Upon termination of the Escrow Agreement by written notice to the Escrow Agent at any time given by Purchaser and Fintech, the Escrow Agent will, on the business day immediately following such termination, transfer, assign, deliver and pay over to Purchaser an amount equal to the Escrow Amount, less any expenses of the Escrow Agent recoverable by the Escrow Agent pursuant to the Escrow Agreement.

MISCELLANEOUS

      Purchaser is not aware of any jurisdiction where the making of the U.S. Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. The U.S. Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Series V Shares and ADSs in any jurisdiction in which the making of the U.S. Offer or the acceptance of Series V Shares and ADSs would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

      No person has been authorized to give any information or make any representation on behalf of Purchaser or Fintech not contained in this U.S. Offer to Purchase or in the ADS Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

      Purchaser and Fintech have filed with the SEC the Schedule TO, together with exhibits, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain additional information with respect to the U.S. Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained in the manner described under the caption “INFORMATION REGARDING IUSACELL — GENERAL.”

PURCHASER

July 24, 2003

ANNEX I — INFORMATION CONCERNING DIRECTORS AND

EXECUTIVE OFFICERS OF FINTECH AND PURCHASER

      1.     Director, Executive Officer and Control Person of Fintech. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of the sole owner, director and executive officer of Fintech. The principal address of Fintech and the current business address for the individual listed below is 375 Park Avenue, New York, New York 10152 and its telephone number at such office is: +212-593-4500. Mr. Herrera is a citizen of the United States.

Name	Current Position

Julio Herrera	President, Sole Owner and Director

      3.     Director of Purchaser. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of Julio Herrera, the sole director of Purchaser. The principal address of Purchaser and the current business address for the individual listed below is 375 Park Avenue, New York, New York 10152 and its telephone number at such office is: +212-593-4500. Mr. Herrera is a citizen of the United States.

      4.     Executive Officers of Purchaser. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each executive officer of Purchaser. The principal address of Purchaser and the current business address for each individual listed below is 375 Park Avenue, New York, New York 10152 and its telephone number at such office is: +212-593-4500. Each person listed below is a citizen of the United States.

Name	Current Position

Julio Herrera	President

Elizabeth Ferrone Guarnieri	Secretary

      The following provides biographical information about the directors and executive officers of Purchaser and Fintech and the control person of Fintech.

      Julio Herrera. Mr. Herrera has been the President of Fintech since September 1997 and the President of Purchaser since February 2002. Mr. Herrera also serves as a director of Fintech and Purchaser.

      Elizabeth Ferrone Guarnieri. Ms. Guarnieri has been a Manager of Fintech since May 2001 and the Secretary of Purchaser since February 2002. From January 1999 until May 2001, Ms. Guarnieri was a Budget Analyst at ING Barings, a financial institution whose business address is 55 East 52nd Street, New York, NY 10153. From September 1997 until January 1999, Ms. Guarnieri was also a Manager at Fintech.

ANNEX II — PROCEDURES FOR TENDERING INTO THE MEXICAN OFFER

      In the Mexican Offer, Purchaser offers to purchase all outstanding Series A Shares and Series V Shares, including those held by U.S. residents. Series A Shares and Series V Shares may be tendered in the Mexican Offer only by book-entry transfer. If you hold Series A Shares and Shares V Shares in certificated form you may participate in the Mexican Offer by promptly contacting the Mexican Receiving Agent or a broker, dealer, bank, trust company, financial institution or other nominee (“custodian”) who is a participant in the book-entry transfer system of Indeval and arrange for the holding by the Mexican Receiving Agent or by such custodian of the Series A Shares and Series V Shares on your behalf in book-entry form. In order for a book-entry transfer to constitute a valid tender of your Series A Shares and Series V Shares in the Mexican Offer, the Mexican Receiving Agent must receive a properly completed and duly executed Acceptance Letter from your custodian accepting the Mexican Offer prior to the expiration date of the Mexican Offer. The Acceptance Letter should be sent to its address located at Casa de Bolsa Santander Serfin, Prolongación Paseo de la Reforma número 500, Módulo 402, Colonia Lomas de Santa Fe, CP 01219, Attention: Corporate Finance Department. The form Acceptance Letter has been prepared by the Mexican Receiving Agent and will be available to custodians as of July 24, 2003 from the Mexican Receiving Agent at the above-mentioned address. Neither Purchaser nor the Mexican Depository will bear any responsibility for a failure to comply with the instructions contained in the Acceptance Letter submitted by the custodians on behalf of their respective clients. In addition to the delivery of a properly completed and duly executed Acceptance Letter, the corresponding custodian must transfer the Series A Shares and Series V Shares into the account maintained by the Mexican Receiving Agent with Indeval before the Expiration Date.

      Any issue relating to the form, validity (including hour of tender and transfer) and the acceptance for payment of the Series A Shares and Series V Shares tendered pursuant to the Mexican Offer will be determined by Purchaser, at its sole discretion, and such determination shall be final and binding. Purchaser reserves the right to reject any tender of Series A Shares and Series V Shares that in its opinion does not meet the requirements set forth in the Mexican Offer, as well as the right not to pay for Series A Shares and Series V Shares that in the opinion of counsel to Purchaser may be considered illegal. In addition, Purchaser reserves the right to waive any irregularity or defect in the tendering of the Series A Shares and Series V Shares. Purchaser will have no obligation, nor will Fintech, the Mexican Receiving Agent, the U.S. Receiving Agent, the Information Agent or any other person related with the Mexican Offer will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

      The purchase price for the Series A Shares and Series V Shares accepted for payment pursuant to the Mexican Offer will be paid, at the election of the tendering holder, in Mexican pesos or in U.S. dollars equivalent to the applicable Mexican peso price calculated as the average of the exchange rates reported on each of the five consecutive U.S. business days ending two U.S. business days prior to the expiration date of the U.S. Offer by Reuters Group PLC and Bloomberg LP on their FXBENCH page as of the closing rate for the exchange of Mexican peso and U.S. dollars. However, individuals tendering Series A Shares and Series V Shares into the Mexican Offer will be entitled to elect to receive the purchase price in U.S. dollars only if they have an account in or outside Mexico into which they can receive payment in U.S. dollars and the information regarding such account has been provided to the custodian for their Series A Shares and Series V Shares. Holders of Series A Shares and Series V Shares who wish to receive Mexican pesos for their Series A Shares and Series V Shares instead of U.S. dollars, should have their custodians tender their Series A Shares and Series V Shares in the Mexican Offer and indicate their election to receive the purchase price in Mexican pesos.

      ADS Letters of Transmittal, properly completed and duly signed, accompanied by ADRs, or in the event of book-entry deliveries, Agent’s Messages, evidencing the tendered ADSs, and all other required documents related to the tender of ADSs in the U.S. Offer should be delivered to the U.S. Receiving Agent. In order to tender by Guaranteed Delivery, prior to the expiration of the U.S. Offer, the U.S. Receiving Agent must receive from an eligible guarantor institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form we have provided, setting forth your name and address, and the amount of ADSs you are tendering and stating that the tender is being made by Notice of Guaranteed Delivery. These documents may be sent by overnight courier, registered or certified mail or (in the case of Notices of Guaranteed Delivery only) facsimile transmission.

The U.S. Receiving Agent for the U.S. Offer is:

CITIBANK, N.A.

By Mail: Computershare Trust Company of New York Wall Street Station P.O. Box 1010 New York, NY 10268-1010 To Confirm Facsimile Transmission Only: (212) 701-7624	By Facsimile Transmission (for Eligible Institutions only) (212) 701-7636

By Hand or By Courier:

Computershare Trust Company of New York
Wall Street Plaza
88 Pine Street, 19th Floor
New York, NY 10005

DELIVERY OF AN ADS LETTER OF TRANSMITTAL AND ANY CERTIFICATE OR AGENT’S MESSAGE TO AN ADDRESS OTHER THAN THE ADDRESS LISTED ABOVE IS NOT A VALID DELIVERY OF THE ADS LETTER OF TRANSMITTAL, CERTIFICATE OR AGENT’S MESSAGE.

      An Acceptance Letter from the Mexican custodian, evidencing the tendered Series V Shares, and all other required documents related to the Series V Shares in the U.S. Offer should be delivered to Casa de Bolsa Santander Serfin, S.A. de C.V., Grupo Financiero Santander Serfin.

      The Mexican Receiving Agent is:

Casa de Bolsa Santander Serfin

Prolongación Paseo de la Reforma número 500
Módulo 402, Colonia Lomas de Santa Fe, CP 01219
Attention: Corporate Finance Department

      DELIVERY OF ANY ACCEPTANCE LETTER TO AN ADDRESS OTHER THAN THE ADDRESS LISTED ABOVE IS NOT A VALID DELIVERY OF THE CONFIRMATION.

      Questions or requests for assistance or additional copies of this U.S. Offer to Purchase, the ADS Letter of Transmittal and any other documents may be directed to the Information Agent at its address and telephone numbers set forth below. A holder of Securities also may contact his or her broker, dealer, commercial bank, trust company or other nominee for assistance concerning the U.S. Offer.

The Information Agent is:

105 Madison Avenue
New York, New York, 10016

(212) 929-5500 (Call Collect)

or
Call Toll-Free (800) 322-2885
Email: proxy@mackenziepartners.com